As filed with the Securities and Exchange Commission on November 28, 2018
Registration No. 333-192331
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________________________________
POST-EFFECTIVE AMENDMENT NO. 17 TO
FORM S-11
on FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
______________________________________________________
KBS Strategic Opportunity REIT II, Inc.
(Exact name of registrant as specified in its charter)
______________________________________________________
800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(949) 417-6500
(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)
______________________________________________________
Keith D. Hall
Chief Executive Officer
KBS Strategic Opportunity REIT II, Inc.
800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(949) 417-6500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
______________________________________________________
Copies to:
Robert H. Bergdolt, Esq.
Laura K. Sirianni, Esq.
DLA Piper LLP (US)
4141 Parklake Avenue, Suite 300
Raleigh, North Carolina 27612-2350
(919) 786-2000
______________________________________________________
Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1993, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one)

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☒
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Explanatory Note
This registration statement (No. 333-192331) for the issuer’s primary offering and dividend reinvestment plan offering was first declared effective by the Staff on August 12, 2014. On November 20, 2018, the issuer filed post-effective amendment no. 16 to de-register the unsold shares in the primary offering. This post-effective amendment no. 17 to Form S-11 on Form S-3 amends the issuer’s registration statement to make it a dividend reinvestment plan only registration statement.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
Dividend Reinvestment Plan
Maximum Offering of 76,366,006 Shares of Class A and Class T Common Stock

KBS Strategic Opportunity REIT II, Inc. is a Maryland corporation that elected to qualify as a real estate investment trust beginning with the taxable year ended December 31, 2014. As of November 28, 2018, we had invested in two hotel properties, four office properties, one apartment building, an investment in an unconsolidated entity and an investment in real estate equity securities. Additionally as of November 28, 2018, we had entered into a joint venture to develop one retail property.
We are offering up to a maximum of 76,366,006 shares of our Class A and Class T common stock to our existing stockholders pursuant to our dividend reinvestment plan (the “DRP”) at a price currently equal to $9.05 per share, which is the estimated net asset value (“NAV”) per share of our common stock as estimated by our board of directors on June 6, 2017. See “Determination of Estimated Net Asset Value Per Share.” We will adjust the offering price of the DRP shares during the course of this offering when we announce an updated estimated NAV per share of our common stock. Some of the significant features of the plan are:

•
Excluding dividends and other distributions that our board of directors designates as ineligible for reinvestment through the DRP, we will apply that portion (as designated by a stockholder participating in the DRP) of the dividends and other distributions declared and paid in respect of a such participant’s shares of any class of our common stock to the purchase of additional shares for such participant. Purchases will be in the same class of shares as the shares for which such participant received the distributions that are being reinvested.

•
We may continue to offer shares under the DRP until we have sold an aggregate of 76,366,006 shares of our Class A and Class T common stock through the reinvestment of distributions. In some states, we will need to renew the registration of our shares annually to continue the DRP offering.

•	We may amend or terminate the DRP for any reason at any time upon 10 days’ notice to participants.

•
You may terminate your participation in the plan at any time by providing written notice to us. For your termination to be effective for a particular distribution, we must have received your notice of termination at least four business days prior to the payment of the distribution; provided that, if we announce a new offering price for shares under the DRP, then you shall have no less than two business days after the date of such announcement to notify us in writing of your termination of participation in the DRP and your termination will be effective for the next date shares are purchased under the DRP.

•
If you participate in the DRP, you will be deemed to have received, and for income tax purposes will be taxed on, the amount reinvested in shares of our common stock to the extent the amount reinvested was not a tax-free return of capital. In addition, you will be treated for tax purposes as having received an additional distribution to the extent you purchased the shares at a discount to fair market value, if any.

•
We are not required to provide you with a liquidity event by a specified date or at all. No public market currently exists for our shares, and we have no plans to list our shares on a national securities exchange. If you are able to sell your shares, you would likely have to sell them at a substantial loss.

Investing in our common stock involves a substantial degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. The use of projections or forecasts in this offering is prohibited. No one is permitted to make any predictions about the cash benefits or tax consequences you will receive from your investment. Before making an investment decision, you should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K and under Item 1A of Part II of our most recent Quarterly Report on Form 10-Q, as the same may be updated from time to time by future filings under the Securities and Exchange Act of 1934, as amended, which are incorporated by reference into this prospectus.
Neither the SEC, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of our common stock, determined if this prospectus is truthful or complete or passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

	Price to Public*	Selling Commissions and Dealer Manager Fees	Net Proceeds (Before Expenses)
Dividend Reinvestment Plan
Per Share	$9.05	$0.00	$9.05
Total Maximum	$691,112,354.30	$0.00	$691,112,354.30

*	We will adjust the offering price of the DRP shares during the course of this offering when we announce an updated estimated NAV per share of our common stock.

The date of this prospectus is November 28, 2018.

SUITABILITY STANDARDS
The shares we are offering through this prospectus are suitable only as a long-term investment for persons of adequate financial means and who have no need for liquidity in this investment. Because there is no public market for our shares, you will have difficulty selling your shares.
In consideration of these factors, we have established suitability standards for investors in this offering and subsequent purchasers of our shares. These suitability standards require that investors in our shares have either:

•	a net worth of at least $250,000; or

•	gross annual income of at least $70,000 and a net worth of at least $70,000.
In addition, the states listed below have established additional suitability requirements that are more stringent than ours and investors in these states are directed to the additional suitability standards:

•	Oregon - Investors must have a liquid net worth of at least ten times their investment in us and our affiliates.

•
California - Investors must have either (i) a net worth of at least $350,000 or (ii) a gross annual income of at least $70,000 and a net worth of at least $150,000. In addition, California investors must have a net worth of at least ten times their investment in us.

•	Ohio - Investors must have a liquid net worth of at least ten times their investment in us, our affiliates and other non-traded real estate investment programs.
For purposes of determining the suitability of an investor, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles and liquid net worth is defined as that portion of an investor’s net worth that consists of cash, cash equivalents and readily marketable investments. In the case of sales to fiduciary accounts, these suitability standards must be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the shares if such person is the fiduciary or by the beneficiary of the account.
Our sponsor, those selling shares on our behalf and participating broker-dealers and registered investment advisers recommending the purchase of shares in this offering must make every reasonable effort to determine that the purchase of shares in this offering is a suitable and appropriate investment for each stockholder based on information provided by the stockholder regarding the stockholder’s financial situation and investment objectives. See “Plan of Distribution-Suitability Standards” for a detailed discussion of the determinations regarding suitability that we require.

i

ii

CAUTIONARY NOTE REGARDING FORWARD‑LOOKING STATEMENTS
This prospectus contains forward-looking statements about our business, including, in particular, statements about our plans, strategies and objectives. Those statements include statements regarding the intent, belief or current expectations of KBS Strategic Opportunity REIT II, Inc. and members of our management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. You should not rely on these forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our actual results, performance and achievements may be materially different from those expressed or implied by these forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information, changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.
The following are some of the risks and uncertainties, although not all of the risks and uncertainties, that could cause our actual results to differ materially from those presented in our forward-looking statements:

•
We raised substantially less than the maximum offering amount in our initial public offering. As a result, we cannot invest in as diverse a portfolio of assets, which may cause the value of your investment to vary more widely with the performance of specific assets and cause certain expenses to constitute a greater percentage of our revenue. This will increase the risk that you lose money on your investment.

•
We depend on KBS Capital Advisors LLC (“KBS Capital Advisors”), our external advisor, and its affiliates to manage our investments and conduct our operations. We pay fees to our advisor in connection with the management of our investments that are based on the cost of the investment, not on the quality of the investment or services rendered to us. These fees decrease the amount of cash available for distribution to our stockholders.

•
All of our executive officers, our affiliated directors and other key professionals are also officers, affiliated directors, managers, key professionals and/or holders of a direct or indirect controlling interest in our advisor and/or other KBS-affiliated entities. As a result, they face conflicts of interest, including significant conflicts created by our advisor’s and its affiliates’ compensation arrangements with us and other KBS-sponsored programs and KBS-advised investors and conflicts in allocating time among us and these other programs and investors. These conflicts could result in action or inaction that is not in the best interests of our stockholders.

•
Because investment opportunities that are suitable for us may also be suitable for other KBS-sponsored programs or KBS-advised investors, our advisor and its affiliates face conflicts of interest relating to the purchase of properties and such conflicts may not be resolved in our favor, meaning that we could invest in less attractive assets, which could reduce the investment return to our stockholders.

•
Our distribution policy is generally not to use offering proceeds to pay distributions. However, we may pay distributions from any source, including, without limitation, from offering proceeds or borrowings (which may constitute a return of capital). If we pay distributions from sources other than our cash flow from operations, we will have less funds available for investment in properties and other assets, the overall return to our stockholders may be reduced and subsequent investors may experience dilution.

•	We have issued and may continue to issue stock dividends which will dilute the returns per share for investors who purchase shares in this offering after we have issued a stock dividend.

•	We may not be able to obtain debt on attractive terms refinance our existing debt obligations. As such, we may be forced to dispose of some of our assets.

•
In July 2018 we exhausted funds available for redemptions under our share redemption program, other than those submitted in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence” for which we have $0.2 million available as of September 30, 2018, and we can provide no assurances as to when we will be able to honor all redemption requests submitted.

•
We depend on tenants for the revenue generated by our real estate investments and, accordingly, the revenue generated by our real estate investments is dependent upon the success and economic viability of our tenants. Revenues from our properties could decrease due to a reduction in occupancy (caused by factors including, but not limited to, tenant defaults, tenant insolvency, early termination of tenant leases and non-renewal of existing tenant leases) and/or lower rental rates, making it more difficult for us to meet any debt service obligations we have incurred and limiting our ability to pay distributions to our stockholders.

•
We cannot predict with any certainty how much DRP proceeds will be available for general corporate purposes including, but not limited to: the repurchase of shares under our share redemption program; reserves required by any financings of our investments; the repayment of debt and expenses relating to our investments, such as making capital and tenant improvements or paying leasing costs and commissions related to real property. If such funds are not available from the DRP offering, then we may have to use a greater proportion of our cash flow from operations to meet these cash requirements, which would reduce cash available for distributions and could limit our ability to redeem shares under our share redemption program.

•
We are not required to provide our stockholders with a liquidity event by a specified date or at all. No public market currently exists for our shares of common stock. In addition, our charter prohibits the ownership of more than 9.8% of our stock, unless exempted by our board of directors, which may inhibit large investors from purchasing our stockholders’ shares. Our shares cannot be readily sold and, if our stockholders are able to sell their shares, they would likely have to sell them at a loss and our stockholders will have to bear the financial risk of this investment for an indefinite period of time.

•
The offering price for our shares of common stock in this offering is the per share estimate of the net value of our assets and liabilities as of March 31, 2017. The offering price is not based on any public trading market. We will adjust the offering price during the course of this offering when we announce an updated estimated NAV per share of our common stock.

•
The appraisal methodology used by Duff & Phelps, LLC (“Duff & Phelps”) in its appraisal of each of our consolidated investments in real properties owned as of March 31, 2017  (the “Appraised Properties”) assumes the properties realize the projected net operating income and expected exit cap rates and that investors would be willing to invest in such properties at yields equal to the expected discount rates. Though the appraisals of the Appraised Properties, with respect to Duff & Phelps, and the valuation estimates used in calculating the estimated NAV per share, with respect to the our advisor and us, are the respective party’s best estimates as of March 31, 2017 or June 6, 2017, we can give no assurance in this regard. Even small changes to these assumptions could result in significant differences in the appraised values of the Appraised Properties and the estimated NAV per share.

•
Our board of directors has begun to explore strategic alternatives for the company. If we consummate a merger or pursue another exit strategy in the near term, stockholders may not receive an amount per share equal to our estimated NAV per share.

For a discussion of the risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition, you should carefully review the risk factors disclosed under Item 1A of Part I of our most recent Annual Report on Form 10-K and under Item 1A of Part II of our most recent Quarterly Report on Form 10-Q, and any updated risk factors contained in future filings we make under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

PROSPECTUS SUMMARY
This summary highlights material information about this offering. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully and the information incorporated by reference herein, including the financial statements, before making a decision to participate in the DRP. As used herein, the terms “we,” “our,” and “us” refer to KBS Strategic Opportunity REIT II, Inc. and, as required, its subsidiaries.

What is KBS Strategic Opportunity REIT II, Inc.?
KBS Strategic Opportunity REIT II, Inc. is a Maryland corporation that has elected to be taxed as a real estate investment trust, or REIT, beginning with the taxable year ended December 31, 2014. We have used substantially all of the net proceeds from our offerings to invest in and manage a diverse portfolio of opportunistic real estate, real estate-related loan, and other real estate-related investments located in the United States and Europe. We consider opportunistic real estate to be properties with significant possibilities for short-term capital appreciation, such as non-stabilized properties, properties with moderate vacancies or near-term lease rollovers, poorly managed and positioned properties, properties owned by distressed sellers and built-to-suit properties. These properties may include, but are not limited to, office, industrial and retail properties, hospitality properties and undeveloped residential lots. In addition, we have acquired equity securities of companies that make similar investments such as other real estate operating companies.
We were incorporated in the State of Maryland on February 6, 2013. As of the date of this prospectus, we had invested in two hotel properties, two office buildings, one apartment building, an unconsolidated entity and a first mortgage loan. In addition, we had entered into a joint venture to develop one retail property. We are an “emerging growth company” under federal securities laws.
We own substantially all of our assets and conduct our operations through KBS Strategic Opportunity Limited Partnership II, which we refer to as our Operating Partnership in this prospectus. We are the sole general partner of our Operating Partnership and, as of the date of this prospectus, our wholly owned subsidiary, KBS Strategic Opportunity Holdings II LLC, is the sole limited partner of our Operating Partnership. Except where the context suggests otherwise, the terms “we,” “us,” “our” and “our company” refer to KBS Strategic Opportunity REIT II, Inc., together with its subsidiaries, including our Operating Partnership and its subsidiaries, and all assets held through such subsidiaries.
Our external advisor, KBS Capital Advisors LLC, a registered investment adviser with the Securities and Exchange Commission (the “SEC”), conducts our operations and manages our portfolio of investments. We have no paid employees.
Our office is located at 800 Newport Center Drive, Suite 700, Newport Beach, California 92660. Our telephone number is (949) 417-6500. Our fax number is (949) 417-6501, and our website address is www.kbssorii.com.

What is the DRP?
We are offering an aggregate of 76,366,006 in shares of our Class A and Class T common stock to our existing stockholders under the DRP. Excluding dividends and other distributions that our board of directors designates as ineligible for reinvestment under the DRP, we will apply that portion (as designated by a stockholder participating in the DRP) of the dividends and other distributions declared and paid in respect of a such participant’s shares of any class of our common stock to the purchase of additional shares for such participant. Purchases will be in the same class of shares as the shares for which such participant received the distributions that are being reinvested.
The current offering price of shares under the DRP is $9.05 per share. This offering price is equal to the estimated NAV per share of our common stock as established by our board of directors on June 6, 2017. See “Determination of Estimated Net Asset Value Per Share.” We will adjust the offering price of the DRP shares during the course of this offering when we announce an updated estimated NAV per share of our common stock.
No selling commissions or dealer manager fees are payable on shares sold under the DRP.
We may continue to offer shares under the DRP until we have sold up to an aggregate of 76,366,006 in shares of our Class A and Class T common stock through the reinvestment of distributions. In some states, we will need to renew the registration of our shares annually to continue the DRP offering.

We may amend or terminate the DRP for any reason at any time upon ten days’ notice to participants. We may provide notice by including such information (i) in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC or (ii) in a separate mailing to the participants.

How did you determine the offering price?
On June 6, 2017, our board of directors approved an estimated NAV per share of our common stock of $9.05 based on the estimated value of our assets less the estimated value of our liabilities, or NAV, divided by the number of shares outstanding, all as of March 31, 2017. We then set the offering price for shares in the DRP as the estimated NAV per share.
The conflicts committee, composed solely of all of our independent directors, is responsible for the oversight of the valuation process used to determine the estimated NAV per share of our common stock, including the review and approval of the valuation and appraisal processes and methodologies used to determine our estimated NAV per share, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations and appraisals. The estimated NAV per share was based upon the recommendation and valuation prepared by our advisor. With the approval of the conflicts committee, we engaged Duff & Phelps, LLC (“Duff & Phelps”), an independent third-party real estate valuation firm, to provide appraisals for each of our consolidated investments in real properties owned as of March 31, 2017 (the “Appraised Properties”) for use by our advisor in calculating and recommending an estimated NAV per share. Duff & Phelps prepared appraisal reports, summarizing key inputs and assumptions for each of the Appraised Properties. Our advisor performed valuations of our cash, restricted cash, real estate loan receivable, investment in an unconsolidated entity, other assets, mortgage debt and other liabilities. The methodologies and assumptions used to determine the estimated value of our assets and liabilities are described further below under the heading “Determination of Estimated Net Asset Value Per Share.”
Our advisor used the appraised values of the Appraised Properties together with its estimated value of each of our other assets and liabilities, to calculate and recommend an estimated NAV per share of our common stock. Based on (i) the conflicts committee’s receipt and review of our advisor’s valuation report, including our advisor’s summary of the appraisal reports prepared by Duff & Phelps and our advisor’s estimated value of each of our other assets and our liabilities, (ii) the conflicts committee’s review of the reasonableness of our estimated NAV per share resulting from our advisor’s valuation process, and (iii) other factors considered by the conflicts committee and the conflicts committee’s own extensive knowledge of our assets and liabilities, the conflicts committee concluded that the estimated NAV per share proposed by our advisor was reasonable and recommended to our board of directors that it adopt $9.05 as the estimated NAV per share of our common stock. The board of directors unanimously agreed to accept the recommendation of the conflicts committee and approved $9.05 as the estimated NAV per share of our common stock, which determination is ultimately and solely the responsibility of the board of directors.
As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties using different assumptions and estimates could derive a different estimated NAV per share of our common stock, and this difference could be significant. The estimated NAV per share is not audited and does not represent the fair value of our assets less the fair value of our liabilities according to U.S. GAAP, nor does it represent a liquidation value of our assets and liabilities or the price at which our shares of common stock would trade on a national securities exchange. The estimated NAV per share does not reflect a discount for the fact that we are externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated NAV per share also does not take into account estimated disposition costs and fees for real estate properties or debt prepayment penalties that could apply upon the prepayment of certain of our debt obligations, the impact of restrictions on the assumption of debt. The estimated value per share does not take into consideration acquisition-related costs and financing costs related to future acquisitions. As of March 31, 2017, we had no potentially dilutive securities outstanding that would impact the estimated net asset value per share of our common stock.
Our estimated NAV per share takes into consideration any potential liability related to a subordinated participation in cash flows our advisor is entitled to upon meeting certain stockholder return thresholds in accordance with the advisory agreement. For purposes of determining the estimated NAV per share, our advisor calculated the potential liability related to this incentive fee based on a hypothetical liquidation of our assets and liabilities at their estimated fair values, after considering the impact of any potential closing costs and fees related to the disposition of real estate properties, and determined that there would be no liability related to the subordinated participation in cash flows.
Our board of directors may adjust the offering price of the DRP shares during the course of this offering.

Who may participate in the DRP?
All of our common stockholders are eligible to participate in the DRP regardless of the offering in which they acquired their shares; however, we may elect to deny your participation in the DRP if you reside in a jurisdiction or foreign country where, in our judgment, the burden or expense of compliance with applicable securities laws makes your participation impracticable or inadvisable.
At any time prior to the listing of our shares on a national securities exchange, if ever, you must cease participation in the DRP if you no longer meet the suitability standards or cannot make the other investor representations set forth in the then-current prospectus or in the enrollment form. We request that you notify us promptly when you no longer meet these standards. See “Suitability Standards” (immediately following the cover page) and “Plan of Distribution-Suitability Standards.”
You may elect to participate or increase your participation in the DRP by completing an enrollment form or another approved enrollment form available from our dealer manager or a participating broker-dealer. You may choose to have all or a portion of your distributions reinvested through the DRP. Your participation in the DRP will begin with the next distribution made after receipt of your enrollment form in good order. You may also change the percentage of your distributions that will be reinvested at any time by completing a new enrollment form or other form provided for that purpose.
Excluding dividends and other distributions that our board of directors designates as ineligible for reinvestment under the DRP, we will apply that portion (as designated by a stockholder participating in the DRP) of the dividends and other distributions declared and paid in respect of a such participant’s shares of any class of our common stock to the purchase of additional shares for such participant. Purchases will be in the same class of shares as the shares for which such participant received the distributions that are being reinvested.

What are the tax consequences of participation in the DRP?
If you elect to participate in the DRP and are subject to federal income taxation, you will incur a tax liability for distributions allocated to you even though you have elected not to receive the distributions in cash but rather to have the distributions withheld and reinvested under the DRP. Specifically, you will be treated as if you have received the distribution from us in cash and then applied such distribution to the purchase of additional shares of our common stock. In addition, to the extent you purchase shares under the DRP at a discount to their fair market value, you will be treated for tax purposes as receiving an additional distribution equal to the amount of the discount, if any. You will be taxed on the amount of the distribution as a dividend to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the distribution as a capital gain distribution. See “Material Federal Income Tax Considerations-Taxation of Holders of our Common Stock.” We will withhold 24% of the amount of distributions paid if you fail to furnish a valid taxpayer identification number, fail to properly report interest or distributions or fail to certify that you are not subject to withholding. See “Material Federal Income Tax Considerations- Information Reporting Requirements and Backup Withholding.” Because each investor’s tax considerations are different, we suggest that you consult with your tax advisor.

How will you use the proceeds raised in this offering?
We expect to use substantially all of the net proceeds from the sale of shares under the DRP for general corporate purposes, including, but not limited to: the repurchase of shares under our share redemption program; reserves required by any financings of our investments; the repayment of debt; and expenses relating to our investments, such as making capital and tenant improvements or paying leasing costs and commissions related to real property. We cannot predict with any certainty how much, if any, DRP proceeds will be available for specific purposes.

What are your investment objectives?
We are focused on acquiring an investment portfolio with a total return profile that is composed of investments that provide capital appreciation potential and current operating income. To that end, our primary investment objectives are:

•	to preserve and return your capital contribution;

•	to realize growth in the value of our investments; and

•	to provide increasing cash distributions to you through increased cash flow from operations or targeted asset sales.

We may return all or a portion of your capital contribution in connection with the sale of the company or the assets we will acquire or upon maturity or payoff of our debt investments. Alternatively, while the sale of your shares may be difficult for the reasons discussed in the risk factors incorporated herein by reference to our most recently filed Annual Report on Form 10-K, you may be able to obtain a return of all or a portion of your capital contribution in connection with the sale of your shares. No public trading market for our shares currently exists, and you may not sell your shares unless the buyer meets the applicable suitability and minimum purchase standards.
Our board of directors has begun to explore possible strategic alternatives for the company, including a merger of the company with and into another entity.

Who is your advisor and what does the advisor do?
KBS Capital Advisors is our advisor. As our advisor, KBS Capital Advisors manages our day-to-day operations and our portfolio of real estate-related investments on our behalf, all subject to the supervision of our board of directors. Our sponsors, Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr., control and indirectly own our advisor and their team of real estate and debt finance professionals acting through KBS Capital Advisors make most of the decisions regarding the selection, negotiation, financing and disposition of investments. KBS Capital Advisors also has the authority to make all of the decisions regarding our investments, subject to the limitations in our charter and the direction and oversight of our board of directors. KBS Capital Advisors also provides asset management, marketing, investor-relations and other administrative services on our behalf with the goal of maximizing our cash flow from operations.
We have formed a strategic relationship with STAM Europe (“STAM”), a commercial real estate investment and asset management firm headquartered in Paris, France to support us and our advisor in connection with any investments we make in Europe. We can give no assurances as to the number, if any, of investments we may make in Europe.

Are there any special restrictions on the ownership or transfer of shares?
Yes. Our charter contains restrictions on the ownership of our shares that prevent any one person from owning more than 9.8% of our aggregate outstanding shares unless exempted by our board of directors. These restrictions are designed to enable us to comply with ownership restrictions imposed on REITs by the Internal Revenue Code (the “Code”).
Our charter also limits your ability to sell your shares. Subsequent purchasers, i.e., potential purchasers of your shares, must also meet the net worth or income standards, and unless you are transferring all of your shares, you may not transfer your shares in a manner that causes you or your transferee to own fewer than the number of shares required to meet the minimum purchase requirements, except for the following transfers without consideration: transfer by gift, transfer by inheritance, intrafamily transfer, dissolutions, transfers to affiliates and transfers by operation of law.

When will the company seek to provide a liquidity event for its stockholders?
Our board of directors has begun to explore possible strategic alternatives for the company, including but not limited to a merger of the company with and into another entity. We may seek to list our shares of common stock on a national securities exchange if our independent directors believe listing would be in the best interests of our stockholders. If we do not list our shares of common stock on a national securities exchange within ten years from commencement of our initial public offering, which launched in August 2014, our charter requires that we either:

•	seek stockholder approval of the liquidation of the company; or

•	postpone the decision of whether to liquidate the company, if a majority of the conflicts committee determines that liquidation is not then in the best interests of our stockholders.

If a majority of the conflicts committee does determine that liquidation is not then in the best interests of our stockholders, our charter requires that the conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of our stockholders. If we sought and failed to obtain stockholder approval of our liquidation, our charter would not require us to list or liquidate and would not require the conflicts committee to revisit the issue of liquidation, and we could continue to operate as before. If we sought and obtained stockholder approval of our liquidation, we would begin an orderly sale of our assets. The precise timing of such sales would take into account the prevailing real estate and finance markets, the economic conditions in the submarkets where our properties and collateral are located and the debt markets generally as well as the federal income tax consequences to our stockholders. In making the decision to apply for listing of our shares, our directors will try to determine whether listing our shares or liquidating our assets would be more likely to result in greater benefit for stockholders.
One of the factors our board of directors will consider when making this determination is the liquidity needs of our stockholders. In assessing whether to list or liquidate, our board of directors would likely solicit input from financial advisors as to the likely demand for our shares upon listing. If our board believed that after listing, it would remain difficult for stockholders to dispose of their shares, then that factor would weigh against listing, as a listing likely would not provide additional liquidity. However, this would not be the only factor considered by the board. If listing still appeared to be in the best long-term interest of our stockholders, despite the prospects of a relatively small market for our shares upon the initial listing and limited liquidity, our board may still opt to list our shares of common stock on a national securities exchange in keeping with its obligations under Maryland law. Our board would also likely consider whether there was a large demand to sell our shares when making decisions regarding listing or liquidation. The degree of participation in our dividend reinvestment plan and the number of requests for redemptions under our share redemption program at this time could be an indicator of stockholder demand to liquidate their investment.

Will I be notified of how my investment is doing?
Yes, we will provide you with periodic updates on the performance of your investment in us, including:

•	detailed quarterly cash distribution and stock dividend reports;

•	an annual report; and

•	three quarterly financial reports.
We will provide this information to you via one or more of the following methods, in our discretion and with your consent, if necessary: U.S. mail or other courier; facsimile; electronic delivery; or, posting on our website at kbssorii.com.

When will I get my detailed tax information?
Your Form 1099-DIV tax information, if required, will be distributed to you by January 31 of each year.

Where can I find more information about KBS Strategic Opportunity REIT II, Inc.?
We are required to file annual, quarterly and current reports and other information with the SEC. SEC rules allow us to incorporate by reference information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to another document that we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. Further, any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. See “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

RISK FACTORS
An investment in our common stock involves various risks and uncertainties. For a discussion of the risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition, you should carefully review the risk factors disclosed under Item 1A of Part I of our most recent Annual Report on Form 10-K and under Item 1A of Part II of our most recent Quarterly Report on Form 10-Q, and any updated risk factors contained in future filings we make under the Exchange Act, which are incorporated by reference into this prospectus, as amended and supplemented. These risks can adversely affect our business, operating results, prospects and financial condition. This could cause the value of our common stock to decline and could cause you to lose all or part of your investment.

ESTIMATED USE OF PROCEEDS
We expect to use substantially all of the net proceeds from the sale of shares under the DRP for general corporate purposes, including, but not limited to: the repurchase of shares under our share redemption program; reserves required by any financings of our investments; the repayment of debt; and expenses relating to our investments, such as making capital and tenant improvements or paying leasing costs and commissions related to real property. We cannot predict with any certainty how much, if any, DRP proceeds will be available for specific purposes.

SELECTED FINANCIAL DATA
The following selected financial data as of September 30, 2018, December 31, 2017, 2016, 2015, 2014 and 2013, for the nine months ended September 30, 2018 and 2017, for the years ended December 31, 2017, 2016, 2015, 2014 and the period from July 3, 2013 to December 31, 2013 should be read in conjunction with our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q (in thousands, except share and per share amounts):

	As of September 30,		As of December 31,
	2018		2017	2016	2015	2014	2013
Balance sheet data
Total real estate and real estate-related investments, net	$530,656		$533,940	$320,765	$113,345	$43,374	$—
Total assets	582,299		582,515	383,214	139,729	57,873	724
Total notes payable, net	326,409		328,351	208,581	60,836	25,341	—
Total liabilities	358,618		360,606	221,125	67,895	27,215	642
Redeemable common stock	194		2,611	2,121	1,092	—	—
Total equity	223,487		219,298	159,968	70,742	30,658	82

	For the Nine Months Ended September 30,		For the Years Ended December 31,				For the Period from July 3, 2013 to December 31, 2013
Operating data	2018	2017	2017	2016	2015	2014
Total revenues	$54,291	$36,784	$51,968	$31,320	$17,025	$184	$—
Class A Common Stock:
Net loss attributable to common stockholders	(4,514)	(124)	(1,480)	(5,429)	(1,868)	(2,141)	(56)
Net loss per common share - basic and diluted	(0.26)	(0.01)	(0.09)	(0.41)	(0.25)	(0.64)	(0.03)
Class T Common Stock:
Net loss attributable to common stockholders	(3,619)	(710)	(1,792)	(1,061)	(188)	(315)	(15)
Net loss per common share - basic and diluted	(0.31)	(0.08)	(0.18)	(0.45)	(0.38)	(0.64)	(0.03)
Other data
Cash flows provided by (used in) operating activities	$5,603	$10,366	$8,829	$704	$434	$(1,394)	$—
Cash flows used in investing activities	(14,538)	(162,572)	(203,399)	(221,728)	(69,467)	(43,358)	—
Cash flows provided by financing activities	7,558	152,687	182,497	242,784	80,598	57,840	513
Distributions declared	(3,555)	(2,847)	(3,920)	(1,027)	—	—	—
Distributions declared per common share - Class A	$0.143	$0.143	$0.191	$0.202	$0.120	$—	$—
Distributions declared per common share - Class T	$0.090	$0.073	$0.098	$0.123	$—	$—	$—
Stock dividends declared per common share	0.015	0.015	0.020	0.035	0.100	—	—
Weighted-average number of common shares outstanding, basic and diluted - Class A	17,640,671	15,759,082	16,066,117	13,128,029	7,523,834	3,321,921	1,842,657
Weighted-average number of common shares outstanding, basic and diluted - Class T	11,733,316	9,339,643	9,777,033	2,357,144	489,037	489,037	489,037

DETERMINATION OF ESTIMATED NET ASSET VALUE PER SHARE
On June 6, 2017, our board of directors approved an estimated NAV per share of our common stock of $9.05 based on the estimated value of our assets less the estimated value of our liabilities, divided by the number of shares outstanding, all as of March 31, 2017. There were no material changes between March 31, 2017 and June 6, 2017 that would impact the overall estimated NAV per share. We provided this estimated NAV per share to assist broker-dealers who participate in this offering in meeting their customer account statement reporting obligations under NASD Conduct Rule 2340 as required by the Financial Industry Regulatory Authority (“FINRA”). This valuation was performed in accordance with the provisions of and also to comply with Practice Guideline 2013-01, Valuations of Publicly Registered, Non-Listed REITs, issued by the Institute for Portfolio Alternatives (formerly known as the Investment Program Association) (“IPA”) in April 2013 (the “IPA Valuation Guidelines”).
The conflicts committee, composed solely of all of our independent directors, is responsible for the oversight of the valuation process used to determine the estimated NAV per share of our common stock, including the review and approval of the valuation and appraisal processes and methodologies used to determine our estimated NAV per share, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations and appraisals. The estimated NAV per share was based upon the recommendation and valuation prepared by our advisor. With the approval of the conflicts committee, we engaged Duff & Phelps, LLC (“Duff & Phelps”), an independent third-party real estate valuation firm, to provide appraisals for each of our consolidated investments in real properties owned as of March 31, 2017 (the “Appraised Properties”) for use by our advisor in calculating and recommending an estimated NAV per share. Duff & Phelps prepared appraisal reports, summarizing key inputs and assumptions for each of the Appraised Properties. Our advisor performed valuations of our cash, restricted cash, real estate loan receivable, investment in an unconsolidated entity, other assets, mortgage debt and other liabilities. The methodologies and assumptions used to determine the estimated value of our assets and the estimated value of our liabilities are described further below.
Our advisor used the appraised values of the Appraised Properties together with its estimated value of each of our other assets and liabilities, to calculate and recommend an estimated NAV per share of our common stock. Based on (i) the conflicts committee’s receipt and review of our advisor’s valuation report, including our advisor’s summary of the appraisal reports prepared by Duff & Phelps and our advisor’s estimated value of each of our other assets and our liabilities, (ii) the conflicts committee’s review of the reasonableness of our estimated NAV per share resulting from our advisor’s valuation process, and (iii) other factors considered by the conflicts committee and the conflicts committee’s own extensive knowledge of our assets and liabilities, the conflicts committee concluded that the estimated NAV per share proposed by our advisor was reasonable and recommended to our board of directors that it adopt $9.05 as the estimated NAV per share of our common stock. The board of directors unanimously agreed to accept the recommendation of the conflicts committee and approved $9.05 as the estimated NAV per share of our common stock, which determination is ultimately and solely the responsibility of the board of directors.
The table below sets forth the calculation of our estimated NAV per share as of June 6, 2017. Duff & Phelps is not responsible for the determination of the estimated NAV per share as of June 6, 2017.

Real estate properties	$15.55
Real estate loan receivable	0.15
Investment in unconsolidated entity	0.10
Cash	3.01
Other assets	0.77
Mortgage debt	(9.08)
Other liabilities	(1.08)
Non-controlling interests	(0.37)
Estimated net asset value per share	9.05
Estimated enterprise value premium	None assumed
Total estimated net asset value per share	$9.05

As of March 31, 2017, we had sold 22,131,022 shares of common stock in our private offering, separate private transactions and this offering, including pursuant to our dividend reinvestment plan, at an average price of approximately $9.58 per share. The table below summarizes the significant factors that explain the difference between the average price at which we have sold shares of our common stock and our estimated NAV per share. The changes below reflect, among other changes through March 31, 2017: the impact of various organization and offering costs related to our private offering and this offering through March 31, 2017; acquisition-related costs and expenses; distributions; and the changes in the fair value of our assets since their acquisition and our liabilities since their incurrence.

	Estimated Value	Calculation of Estimated Value per Share
	(in thousands)
Average offering price (1)	$211,005	$9.58
Offering costs	(16,080)	(0.73)
Net offering proceeds	194,925	8.85
Changes due to acquisition related costs, distributions and stockholder servicing fees
Acquisition-related costs	(10,570)	(0.49)
Deferred financing costs	(4,288)	(0.19)
Cash distributions declared in excess of operating cash flow	(482)	(0.02)
Class T share stockholder servicing fees paid	(341)	(0.02)
Total changes due to acquisition related costs, cash distributions and stockholder servicing fees	(15,681)	(0.72)
Changes to fair value of real estate and real estate-related investments
Real estate	70,992	3.22
Capital expenditures on real estate	(24,519)	(1.11)
Minority interest in joint ventures	(13,601)	(0.62)
Real estate loan receivable	150	0.01
Total changes to fair value of real estate and real estate-related investments	33,022	1.50
Changes to fair value of other assets and liabilities
Other changes, net (2)	(241)	(0.01)
Total changes to fair value of other assets and liabilities	(241)	(0.01)
Stock distributions declared	—	(0.57)
	$212,025	$9.05
_____________________
(1) Average offering price presented is calculated based on the number of shares issued and outstanding as of March 31, 2017. Through March 31, 2017, we had sold 22,035,769 shares of common stock in our private offering, separate private transactions, and this offering for gross offering proceeds of $211.0 million, or an average of $9.58 per share. This includes 288,285 shares of common stock sold under our dividend reinvestment plan for gross offering proceeds of $2.7 million, or an average of $9.45 per share and reflects redemptions as of March 31, 2017 of 95,253 shares for $0.8 million, or an average of $8.48 per share.
(2) “Other changes, net” consists of various unrelated insignificant items.
As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties using different assumptions and estimates could derive a different estimated NAV per share of our common stock, and this difference could be significant. The estimated NAV per share is not audited and does not represent the fair value of our assets less the fair value of our liabilities according to U.S. GAAP, nor does it represent a liquidation value of our assets and liabilities or the price at which our shares of common stock would trade on a national securities exchange. The estimated NAV per share does not reflect a discount for the fact that we are externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated NAV per share also does not take into account estimated disposition costs and fees for real estate properties or debt prepayment penalties that could apply upon the prepayment of certain of our debt obligations, the impact of restrictions on the assumption of debt. The estimated value per share does not take into consideration acquisition-related costs and financing costs related to future acquisitions. As of March 31, 2017, we had no potentially dilutive securities outstanding that would impact the estimated net asset value per share of our common stock.

Our estimated NAV per share takes into consideration any potential liability related to a subordinated participation in cash flows our advisor is entitled to upon meeting certain stockholder return thresholds in accordance with the advisory agreement. For purposes of determining the estimated NAV per share, our advisor calculated the potential liability related to this incentive fee based on a hypothetical liquidation of our assets and liabilities at their estimated fair values, after considering the impact of any potential closing costs and fees related to the disposition of real estate properties, and determined that there would be no liability related to the subordinated participation in cash flows.
Methodology
Our goal for the valuation was to arrive at a reasonable and supportable estimated NAV per share, using a process that was designed to be in compliance with the IPA Valuation Guidelines and using what we and our advisor deemed to be appropriate valuation methodologies and assumptions. The following is a summary of the valuation and appraisal methodologies, assumptions and estimates used to value our assets and liabilities:
Real Estate
Independent Valuation Firm
Duff & Phelps(1) was selected by our advisor and approved by our conflicts committee and board of directors to appraise each of the Appraised Properties. Duff & Phelps is engaged in the business of appraising commercial real estate properties and is not affiliated with us or our advisor. The compensation we paid to Duff & Phelps was based on the scope of work and not on the appraised values of the Appraised Properties. The appraisals were performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practice, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation, as well as the requirements of the state where each real property is located. Each appraisal was reviewed, approved and signed by an individual with the professional designation of MAI (Member of the Appraisal Institute). The use of the reports is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.
Duff & Phelps collected all reasonably available material information that it deemed relevant in appraising the Appraised Properties. Duff & Phelps obtained property-level information from our advisor, including (i) property historical and projected operating revenues and expenses; (ii) property lease agreements; and (iii) information regarding recent or planned capital expenditures. Duff & Phelps reviewed and relied in part on the property-level information provided by our advisor and considered this information in light of its knowledge of each property’s specific market conditions.
In conducting its investigation and analyses, Duff & Phelps took into account customary and accepted financial and commercial procedures and considerations as it deemed relevant. Although Duff & Phelps reviewed information supplied or otherwise made available by us or our advisor for reasonableness, it assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to it by any other party and did not independently verify any such information. With respect to operating or financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Duff & Phelps, Duff & Phelps assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of our management, our board of directors, and/or our advisor. Duff & Phelps relied on us or our advisor to advise it promptly if any information previously provided became inaccurate or was required to be updated during the period of its review.

_____________________
(1) Duff & Phelps is actively engaged in the business of appraising commercial real estate properties similar to those owned by us in connection with public securities offerings, private placements, business combinations and similar transactions. We engaged Duff & Phelps to prepare appraisal reports for each of the Appraised Properties and Duff & Phelps received fees upon the delivery of such reports. In addition, we have agreed to indemnify Duff & Phelps against certain liabilities arising out of this engagement. In the two years prior to the date of this filing, Duff & Phelps and its affiliates have provided a number of commercial real estate, appraisal, valuation and financial advisory services for our affiliates and have received fees in connection with such services. Duff & Phelps and its affiliates may from time to time in the future perform other commercial real estate, appraisal, valuation and financial advisory services for us and our affiliates in transactions related to the properties that are the subjects of the appraisals, so long as such other services do not adversely affect the independence of the applicable Duff & Phelps appraiser as certified in the applicable appraisal report.

In performing its analyses of the Appraised Properties, Duff & Phelps made numerous other assumptions as of various points in time with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond its and our control, as well as certain factual matters. For example, unless specifically informed to the contrary, Duff & Phelps assumed that we had clear and marketable title to each of the Appraised Properties, that no title defects existed, that any improvements were made in accordance with law, that no hazardous materials were present or had been present previously, that no deed restrictions existed, and that no changes to zoning ordinances or regulations governing use, density or shape were pending or being considered. Furthermore, Duff & Phelps’ analyses, opinions and conclusions were necessarily based upon market, economic, financial and other circumstances and conditions existing as of or prior to the date of the appraisals, and any material change in such circumstances and conditions may affect Duff & Phelps’ analyses and conclusions. Duff & Phelps’ appraisal reports contain other assumptions, qualifications and limitations that qualify the analyses, opinions and conclusions set forth therein. Furthermore, the prices at which the Appraised Properties may actually be sold could differ from their appraised values.
Although Duff & Phelps considered any comments to its appraisal reports received from us or our advisor, the appraised values of the Appraised Properties were determined by Duff & Phelps. The appraisal reports for the Appraised Properties are addressed solely to us to assist in the determination of the estimated NAV per share of our common stock. The appraisal reports are not addressed to the public and may not be relied upon by any other person to establish an estimated NAV per share of our common stock and do not constitute a recommendation to any person to purchase or sell any shares of our common stock. In preparing its appraisal reports, Duff & Phelps did not solicit third-party indications of interest for the Appraised Properties and did not, and was not requested to, solicit third-party indications of interest for our common stock in connection with possible purchases thereof or the acquisition of all or any part of us. While Duff & Phelps is responsible for providing appraisals of the Appraised Properties, Duff & Phelps is not responsible for, did not calculate, and did not participate in, the determination of our estimated NAV per share.
The foregoing is a summary of the standard assumptions, qualifications and limitations that generally apply to Duff & Phelps’ appraisal reports. All of the Duff & Phelps appraisal reports, including the analyses, opinions and conclusions set forth in such reports, are qualified by the assumptions, qualifications and limitations set forth in the respective appraisal reports.
Real Estate Valuation
As of March 31, 2017, we (i) owned, and the Appraised Properties consisted of two hotel properties, two office properties, one apartment building and one retail property currently under construction, which were acquired for a total purchase price of $305.9 million, exclusive of acquisition fees and acquisition expenses of $10.6 million, and (ii) had invested $24.5 million in capital and tenant improvements in the Appraised Properties. As of March 31, 2017, the total appraised value of the Appraised Properties as provided by Duff & Phelps using the appraisal methods described below was $364.2 million. The total appraised value of the Appraised Properties, compared to the total purchase price (exclusive of acquisition fees and acquisition expenses) of the Appraised Properties plus subsequent capital and tenant improvements in the Appraised Properties through March 31, 2017, results in an overall increase in the value of the Appraised Properties of approximately 10.2%.
Income-Generating Properties
As of March 31, 2017, our income-generating properties consisted of two hotel properties, two office properties and one apartment building. Duff & Phelps appraised each of the income-generating properties using various methodologies including the direct capitalization approach, discounted cash flow analysis and sales comparison approach and relied primarily on 10-year discounted cash flow analyses for the final appraisal of these properties. Duff & Phelps calculated the discounted cash flow value of each of the income-generating properties using property-level cash flow estimates, terminal capitalization rates and discount rates that fall within ranges it believes would be used by similar investors to value the properties, based on recent comparable market transactions adjusted for unique properties and market-specific factors.
The total appraised value of our income-generating properties using the appraisal methodologies described above was $312.9 million, compared to a total cost basis, including acquisition fees and expenses, capital expenditures and leasing commissions through March 31, 2017, of $289.3 million.

The following table summarizes the key assumptions that Duff & Phelps used in the discounted cash flow analyses to arrive at the appraised value of our income-generating properties:

	Range in Values	Weighted-Average Basis
Terminal capitalization rate	4.25% to 7.75%	6.11%
Discount rate	6.50% to 9.50%	7.71%
Net operating income compounded annual growth rate (1)	3.76% to 8.23%	5.70%
_____________________
(1) The net operating income compounded annual growth rates (“CAGRs”) reflect both the contractual and market rents and reimbursements (in cases where the contractual lease period is less than the hold period of the property) net of expenses over the holding period. The range of CAGRs shown is the constant annual rate at which the net operating income is projected to grow to reach the net operating income in the final year of the hold period for each of the properties.
While we believe that Duff & Phelps’ assumptions and inputs are reasonable, a change in these assumptions and inputs would significantly impact the appraised value of the income-generating properties and thus, our estimated NAV per share. The table below illustrates the impact on our estimated NAV per share; including an adjustment to non-controlling interest, if the terminal capitalization rates or discount rates Duff & Phelps used to appraise the income generating properties were adjusted by 25 basis points, assuming all other factors remain unchanged. Additionally, the table below illustrates the impact on our estimated NAV per share if these terminal capitalization rates or discount rates were adjusted by 5% in accordance with the IPA Valuation Guidelines, assuming all other factors remain unchanged:

	Increase (Decrease) on the Estimated NAV per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Terminal capitalization rate	$0.27	$(0.26)	$0.35	$(0.32)
Discount Rate	0.19	(0.19)	0.29	(0.29)
Development Property
As of March 31, 2017, we had invested in a retail development project. Duff & Phelps considered various valuation methodologies including the cost approach, income capitalization approach and sales comparison approach and relied on a sales comparison approach for the final appraisal of this investment. Duff & Phelps gathered data on reasonably substitutable properties and adjusted for unique property and market-specific factors to arrive at a market value. The appraised value of our retail development project using the appraisal methodology described above was $51.3 million, compared to a total cost basis, including acquisition fees and expenses, capital expenditures and other development costs through March 31, 2017 of $51.7 million.
Finally, a 1% increase in the appraised value of the Appraised Properties would result in an $0.11 increase in our estimated NAV per share and a 1% decrease in the appraised value of the Appraised Properties would result in a decrease of $0.11 to our estimated NAV per share, assuming all other factors remain unchanged.
Real Estate Loan Receivable
As of March 31, 2017, we owned one real estate loan receivable. Our advisor’s estimated value for our real estate loan receivable is equal to the GAAP fair value disclosed in our Quarterly Report on Form 10-Q for the period ended March 31, 2017, but does not equal the book value of the loan in accordance with GAAP. Our advisor estimated the value of the real estate loan receivable by applying a discounted cash flow analysis over the remaining expected life of the investment, excluding any potential transaction costs. The cash flow estimates used in the analysis during the term of the investment were based on the investment’s contractual cash flow which we anticipate we will receive. The expected cash flow for the loan was discounted at a rate that we expect a market participant would require for an instrument with similar characteristics, including remaining loan term, loan-to-value ratio, type of collateral, current performance, credit enhancements and other factors.

The cost of our real estate loan receivable was $3.3 million, which amount includes $0.2 million of origination fees and origination expenses. As of March 31, 2017, the GAAP fair value of our real estate loan receivable was $3.4 million and the outstanding principal balance was $3.5 million. The discount rate applied to the cash flow from the real estate loan receivable, which has a remaining term of 6 months, was approximately 12.88%. Similar to the appraisals of our real estate properties, a change in the assumptions and inputs would change the fair value of our real estate loan receivable and thus, could change our estimated NAV per share. Assuming all other factors remain unchanged, a decrease or increase in the discount rates of 25 basis points would have no impact on our estimated net asset value per share. Additionally, assuming all other factors remain unchanged, a 5% decrease or increase in the discount rates would have no impact on our estimated net asset value per share.
Investment in Unconsolidated Entity
As of March 31, 2017, we had originated a participating loan facility in an amount up to €2.6 million ($2.8 million as of March 31, 2017). As March 31, 2017, we had funded the participating loan facility €2.1 million ($2.2 million as of March 31, 2017). The proceeds were used to fund a 5% general partner interest in a joint venture acquiring a portfolio of light industrial properties located throughout France. Under the terms of the participating loan facility, we participate in the expected residual profits of the portfolio and the terms are structured in a manner such that the risks and rewards of the arrangement are similar to those associated with an investment in a real estate joint venture. Accordingly, the participating loan facility is accounted for under the equity method of accounting. The estimated value of our investment in this participating loan facility is equal to the GAAP carrying value as disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2017. The fair value and carrying value of our investment in the participating loan facility is $2.4 million.
Non-controlling Interest
We have an ownership interest in four consolidated joint ventures as of March 31, 2017. As we consolidate these joint ventures, the entire amount of the underlying assets and liabilities of each joint venture is reflected at fair value in the corresponding line items of the estimated NAV per share determination. As a result, we also must consider the fair value of any non-controlling interest liability as of March 31, 2017. In determining this fair value, we considered the various profit participation thresholds in each of the joint ventures that must be measured in determining the fair value of our non-controlling interest liability. We used the real estate appraisals provided by Duff & Phelps and calculated the amount that the joint venture partners would receive in a hypothetical liquidation of the underlying real estate properties (including all current assets and liabilities) at their current appraised values and the payoff of any related debt at its fair value, based on the profit participation thresholds contained in the joint venture agreements. The estimated payment to the joint venture partners was then reflected as the non-controlling interest liability in our determination of our estimated NAV per share.
Notes Payable
The estimated values of our notes payable are equal to the GAAP fair values disclosed in our Quarterly Report on Form 10-Q for the period ended March 31, 2017, but do not equal the book value of the loans in accordance with GAAP. Our advisor estimated the values of our notes payable using a discounted cash flow analysis. The discounted cash flow analysis was based on projected cash flow over the remaining loan terms, including extensions we expect to exercise, and management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio and type of collateral.
As of March 31, 2017, the GAAP fair value and the carrying value of our notes payable were $212.6 million and $209.4 million, respectively. The weighted-average discount rate applied to the future estimated debt payments, was approximately 4.66%. Our notes payable have a weighted-average remaining term of 2.2 years.
The table below illustrates the impact on our estimated NAV per share if the discount rates our advisor used to value our notes payable were adjusted by 25 basis points, assuming all other factors remain unchanged. Additionally, the table below illustrates the impact on our estimated NAV per share if these discount rates were adjusted by 5% in accordance with the IPA Valuation Guidelines, assuming all other factors remain unchanged:

	Increase (Decrease) on the Estimated NAV per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Discount Rate	$(0.04)	$0.04	$(0.04)	$0.04

Other Assets and Liabilities
The carrying values of a majority of our other assets and liabilities are considered to equal their fair value due to their short maturities or liquid nature, with the exception of (i) stockholder servicing fees payable, which is included in the calculation of the NAV based on amounts contractually due as of March 31, 2017 and not the amount accrued on our financial statements as amounts accrued for future periods would not be due and payable under a hypothetical liquidation of our assets and liabilities as of March 31, 2017 and (ii) estimated insurance receivables related to the Springmaid Beach Resort described below. Certain balances, such as straight-line rent receivables, lease intangible assets and liabilities, deferred financing costs, unamortized lease commissions and unamortized lease incentives, have been eliminated for the purpose of the valuation due to the fact that the value of those balances was already considered in the valuation of the related asset or liability. Our advisor has also excluded redeemable common stock as temporary equity does not represent a true liability to us and the shares that this amount represents are included in our total outstanding shares of common stock for purposes of determining our estimated NAV per share.
Insurance Receivable
In October 2016, one of our hotel properties, the Springmaid Beach Resort, sustained significant damage from Hurricane Matthew. Rooms have been and continue to be offline as of March 31, 2017. The pier was destroyed and certain restaurants and stores have been closed. Our insurance policy provides coverage for property damage and business interruption subject to a deductible of up to 3% of replacement cost per incident. As of March 31, 2017, we recorded a receivable for insurance proceeds of $4.5 million in accordance with GAAP. Under GAAP, insurance proceeds that ultimately exceed the difference between replacement cost and net book value of the impaired assets, the post-hurricane costs incurred, and/or business interruption losses recognized will be reflected as income in the period those amounts are received or when receipt is deemed probable to occur. Accordingly, the GAAP book value of the insurance receivable as of March 31, 2017 related to the hurricane damages is less than what we expect to recover from the insurance company. The estimated value of insurance receivable as of March 31, 2017 is based on the estimated replacement cost of the damages, the post-hurricane costs incurred and the amount of estimated business interruption losses, less any applicable insurance deductible and insurance proceeds received through March 31, 2017.
Limitations of Estimated NAV per Share
As mentioned above, we provided this estimated NAV per share to assist broker dealers that participate in this offering in meeting their customer account statement reporting obligations. This valuation was performed in accordance with the provisions of and also to comply with the IPA Valuation Guidelines and we anticipate that our future valuations will follow the same procedures described above. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated NAV per share of our common stock and this difference could be significant. The estimated NAV per share is not audited and does not represent the fair value of our assets less the fair value of our liabilities according to GAAP.
Accordingly, with respect to our estimated NAV per share, we can give no assurance that:

•	a stockholder would be able to resell his or her shares at our estimated NAV per share;

•	a stockholder would ultimately realize distributions per share equal to our estimated NAV per share upon liquidation of our assets and settlement of our liabilities or a sale of the company;

•	our shares of common stock would trade at our estimated NAV per share on a national securities exchange;

•	a third party would offer our estimated NAV per share in an arm’s‑length transaction to purchase all or substantially all of our shares of common stock;

•	another independent third-party appraiser or third-party valuation firm would agree with our estimated NAV per share; or

•	the methodology used to determine our estimated NAV per share would be acceptable to FINRA for compliance with ERISA reporting requirements.

Further, our estimated NAV per share is based on the estimated value of our assets less the estimated value of our liabilities, divided by the number of shares outstanding, all as of March 31, 2017. As of March 31, 2017, there were 14,797,382 and 8,622,239 shares of Class A and Class T common stock issued and outstanding, respectively. We did not make any adjustments to our estimated NAV subsequent to March 31, 2017, including adjustments relating to the following, among others: (i) the issuance of common stock and the payment of related offering costs; (ii) net operating income earned and distributions declared; and (iii) the redemption of shares. The value of our shares will fluctuate over time in response to developments related to the capital raised during our offering stage, future investments, the performance of individual assets in our portfolio, the management of those assets, and the real estate and finance markets. Our estimated NAV per share does not reflect a discount for the fact that we are externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. Our estimated NAV per share does not take into account estimated disposition costs and fees for real estate properties, debt prepayment penalties that could apply upon the prepayment of certain of our debt obligations, the impact of restrictions on the assumption of debt. The estimated NAV per share does not take into consideration acquisition-related costs and financing costs related to future acquisitions. We cannot assure you that our estimated NAV per share will increase or that it will not decrease.

DESCRIPTION OF DIVIDEND REINVESTMENT PLAN
Pursuant to the DRP, you may elect to have your dividends and other distributions, excluding those dividends and other distributions that our board of directors designates as ineligible for reinvestment through the plan, reinvested in additional shares of our common stock, in lieu of receiving cash distributions. The following discussion summarizes the principal terms of this plan. Appendix A to this prospectus contains the full text of the DRP.
Eligibility
All of our common stockholders are eligible to participate in the DRP regardless of the offering in which they acquired their shares; however, we may elect to deny your participation in the DRP if you reside in a jurisdiction or foreign country where, in our judgment, the burden or expense of compliance with applicable securities laws makes your participation impracticable or inadvisable.
At any time prior to the listing of our shares on a national securities exchange, if ever, you must cease participation in the DRP if you no longer meet the suitability standards or cannot make the other investor representations set forth in the then-current prospectus or in the enrollment form. We request that you notify us promptly when you no longer meet these standards. See “Suitability Standards” (immediately following the cover page) and “Plan of Distribution-Suitability Standards.”
Election to Participate
You may elect to participate or increase your participation in the DRP by completing an enrollment form or another approved enrollment form available from our dealer manager or a participating broker-dealer. You may choose to have all or a portion of your distributions reinvested through the DRP. Your participation in the DRP will begin with the next distribution made after receipt of your enrollment form in good order. You may also change the percentage of your distributions that will be reinvested at any time by completing a new enrollment form or other form provided for that purpose.
Excluding dividends and other distributions that our board of directors designates as ineligible for reinvestment under the DRP, we will apply that portion (as designated by a stockholder participating in the DRP) of the dividends and other distributions declared and paid in respect of a such participant’s shares of any class of our common stock to the purchase of additional shares for such participant. Purchases will be in the same class of shares as the shares for which such participant received the distributions that are being reinvested.
Stock Purchases
Shares will be purchased under the DRP on the distribution payment dates. You may purchase fractional shares so that 100% of the distributions will be used to acquire shares.
Participants in our dividend reinvestment plan will acquire shares of our common stock at a price per share equal to the estimated NAV per share, as estimated by our board of directors. On June 6, 2017, our board of directors approved an estimated NAV per share of our common stock of $9.05 based on the estimated value of our assets less the estimated value of our liabilities, divided by the number of shares outstanding, all as of March 31, 2017, see “Determination of Estimated Net Asset Value Per Share.” Our board of directors may adjust the offering price of the DRP shares during the course of this offering.
We may offer shares of common stock under the DRP until we have sold up to an aggregate of 76,366,006 shares of our Class A and Class T common stock. As of November 28, 2018, we had sold an aggregate of 794,681 shares of common stock under the DRP for aggregate gross proceeds of $7.3 million and, accordingly, there was an aggregate of 75,571,325 shares of our Class A and Class T common stock available for sale under the DRP.
Account Statements
You or your designee will receive a confirmation of your purchases under the DRP monthly. Your confirmation will disclose the following information:

•	each distribution reinvested for your account during the period;

•	the date of the reinvestment;

•	the number and price of the shares purchased by you; and

•	the total number of shares in your account.

In addition, within 90 days after the end of each calendar year, we will provide you with an individualized report on your investment, including the purchase dates, purchase price, number of shares owned and the amount of distributions made in the prior year. We will also provide to all participants in the plan, without charge, all supplements to and updated versions of this prospectus, as required under applicable securities laws.
Fees and Commissions and Use of Proceeds
No selling commissions or dealer manager fees are payable on the shares sold under the DRP.
We expect to use all of the proceeds from the sale of the shares under the DRP for general corporate purposes including, but not limited to, the following:

•	the repurchase of shares under our share redemption program;

•	reserves required by any financings of our investments;

•	the repayment of debt; and

•	expenses relating to our investments, such as making capital and tenant improvements or paying leasing costs and commissions related to real property.
We cannot predict with any certainty how much, if any, DRP proceeds we will raise in this offering that will be available for such purposes.
Voting
You may vote all shares, including fractional shares, that you acquire under the DRP.
Tax Consequences of Participation
If you elect to participate in the DRP and are subject to federal income taxation, you will incur a tax liability for distributions allocated to you even though you have elected not to receive the distributions in cash but rather to have the distributions withheld and reinvested under the DRP. Specifically, you will be treated as if you have received the distribution from us in cash and then applied such distribution to the purchase of additional shares of our common stock. In addition, to the extent you purchase shares under the DRP at a discount to their fair market value, you will be treated for tax purposes as receiving an additional distribution equal to the amount of the discount, if any. You will be taxed on the amount of the distribution as a dividend to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the distribution as a capital gain distribution. See “Material Federal Income Tax Considerations-Taxation of Holders of Our Common Stock.” We will withhold 24% of the amount of dividends or distributions paid if you fail to furnish a valid taxpayer identification number, fail to properly report interest or distributions or fail to certify that you are not subject to withholding. See “Material Federal Income Tax Considerations-Taxation of Holders of Our Common Stock - Information Reporting Requirements and Backup Withholding.”
Termination of Participation
Once enrolled, you may continue to purchase shares under the DRP until we have: sold all of the shares registered in this offering; terminated this offering; or terminated the DRP. You may terminate your participation in the DRP at any time by providing us with written notice. For your termination to be effective for a particular distribution, we must have received your notice of termination at least four business days prior to the payment of the distribution. Notwithstanding the preceding sentence, if we announce a new offering price for shares of our common stock under the DRP, then you will have no less than two business days after the date of such announcement to provide us with written notice of your desire to terminate participation in the DRP. Any transfer of your shares will effect a termination of the participation of those shares in the DRP. We will terminate your participation in the DRP to the extent that a reinvestment of your distributions would cause you to violate the ownership limit contained in our charter, unless you have obtained an exemption from the ownership limit from our board of directors.
Amendment or Termination of Plan
We may amend or terminate the DRP for any reason at any time upon ten days’ notice to the participants. We may provide notice by including such information (i) in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC or (ii) in a separate mailing to the participants.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS
General
The following is a summary of certain material federal income tax consequences relating to our qualification and taxation as a REIT and the acquisition, ownership and disposition of our common stock that you, as a potential stockholder, may consider relevant. Because this section is a general summary, it does not address all of the potential tax issues that may be relevant to you in light of your particular circumstances. This summary is based on the Internal Revenue Code; current, temporary and proposed Treasury Regulations promulgated thereunder; current administrative interpretations and practices of the Internal Revenue Service (“IRS”); and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or to different interpretations.
We can provide no assurance that the tax treatment described in this summary will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.
This summary of certain federal income tax consequences applies to you only if you acquire and hold our common stock as a “capital asset” (generally, property held for investment within the meaning of Section 1221 of the Internal Revenue Code). This summary is also based upon the assumption that our operation and the operation of our subsidiaries and other lower-tier and affiliated entities will in each case be in accordance with the applicable organizational documents or partnership agreements. This summary does not consider all of the rules which may affect the U.S. tax treatment of your investment in our common stock in light of your particular circumstances. For example, except to the extent discussed under the headings “-Taxation of Holders of Our Common Stock-Taxation of Tax-Exempt Stockholders” and “-Taxation of Holders of Our Common Stock-Taxation of Non-U.S. Stockholders,” special rules not discussed here may apply to you if you are:

(1)	a broker-dealer or a dealer in securities or currencies;

(2)	an S corporation;

(3)	a partnership or other pass-through entity;

(4)	a bank, thrift or other financial institution;

(5)	a regulated investment company or a REIT;

(6)	an insurance company;

(7)	a tax-exempt organization;

(8)	subject to the alternative minimum tax provisions of the Internal Revenue Code;

(9)	holding our common stock as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction;

(10)	holding our common stock through a partnership or other pass-through entity;

(11)	holding our common stock through the exercise of employee stock options or otherwise received our common stock as compensation;

(12)	a non-U.S. corporation, non-U.S. trust, non-U.S. estate, or an individual who is not a resident or citizen of the United States;

(13)	a U.S. person whose “functional currency” is not the U.S. dollar; or

(14)	a U.S. expatriate.
If a partnership, including any entity that is treated as a partnership for federal income tax purposes, holds our common stock, the federal income tax treatment of the partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that will hold our common stock, you should consult your tax advisor regarding the federal income tax consequences of acquiring, holding and disposing of our common stock by the partnership.
The rules dealing with U.S. federal income taxation are constantly under review. No assurance can be given as to whether, when or in what form the U.S. federal income tax laws applicable to us and our stockholders may be changed, possibly with retroactive effect. Changes to the federal tax laws and interpretations of federal tax laws could adversely affect an investment in shares of our common stock.
This summary generally does not discuss any alternative minimum tax considerations or any state, local or non-U.S. tax considerations.

THE FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. THIS SUMMARY OF CERTAIN MATERIAL FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. YOU ARE ADVISED TO CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.
Taxation of KBS Strategic Opportunity REIT II
We elected to be taxed as a REIT commencing with our taxable year ended December 31, 2014. We believe that we have been organized and operated, and intend to continue to operate, in such a manner as to qualify for taxation as a REIT.
REIT Qualification
This section of the prospectus discusses the laws governing the tax treatment of a REIT and its stockholders. These laws are highly technical and complex.
In connection with our offering, DLA Piper LLP (US) has delivered an opinion to the effect that, commencing with our taxable year which ended on December 31, 2014, we have been organized and operated in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT.
Investors should be aware that the opinion of DLA Piper LLP (US) was expressed as of the date issued, and was based on various assumptions relating to our organization and operation and is conditioned upon representations and covenants made by us regarding our organization, assets, income and the conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, no assurance can be given by DLA Piper LLP (US) or by us that we will so qualify for any particular year. DLA Piper LLP (US) will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed in the opinion, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS or any court, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. We have not obtained an advance ruling from the IRS regarding any matter discussed in this prospectus.
Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels and diversity of share ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by DLA Piper LLP (US). Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. While we intend to operate in a manner that will allow us to qualify as a REIT, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.
Taxation of REITs in General
As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “-Requirements for Qualification- General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification or that we will be able to operate in accordance with the REIT requirements in the future. See “-Failure to Qualify” below.
We may own an equity interest in one or more entities that will elect to be treated as REITs, which we refer to as a Subsidiary REIT. Each Subsidiary REIT will be subject to, and must satisfy, the same requirements that we must satisfy in order to qualify as a REIT. Discussions of our qualification under the REIT rules, the anticipated satisfaction of the REIT requirements, and the consequences of a failure to so qualify, also apply to any Subsidiary REITs.
Provided that we qualify as a REIT, we generally will not be subject to federal income tax on our REIT taxable income that is distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that has historically resulted from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT.

Most U.S. stockholders that are individuals, trusts or estates are taxed on corporate dividends at a maximum U.S. federal income tax rate of 20% (the same as long-term capital gains). With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income subject to certain deductions with respect to ordinary dividends as discussed herein. The highest marginal non-corporate U.S. federal income tax rate applicable to ordinary income is currently 37%. See “-Taxation of U.S. Stockholders on Distributions on Our Common Stock.”
Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs.
As a REIT, we will generally not be subject to income tax. However, we are subject to federal tax in the following circumstances:

(1)
We will be taxed at regular corporate rates on any taxable income, including undistributed net capital gains, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned;

(2)	We may be subject to the “alternative minimum tax” for taxable years beginning before January 1, 2018 on our items of tax preference, including any deductions of net operating losses;

(3)
If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “-Prohibited Transactions” and “-Foreclosure Property” below;

(4)
If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid (i) the 100% tax on gain from a sale of that property (if the sale would otherwise constitute a prohibited transaction) and (ii) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable federal corporate income tax rate (currently 21%);

(5)
If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on the portion of our profits attributable to the amount of gross income that falls short of the prescribed thresholds;

(6)
In the event of a failure of the asset tests (other than certain de minimis failures), as described below under “-Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the quarter in which we identify such failure and we file a schedule with the IRS describing the assets that caused such failure, we may nevertheless be able to maintain our qualification as a REIT but would be required to pay a tax equal to the greater of $50,000 or 21% of the net income from the non-qualifying assets during the period in which we failed to satisfy such asset tests;

(7)
In the event of a failure to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, where the violation is due to reasonable cause and not willful neglect, we may be able to nevertheless maintain our REIT qualification but would then be required to pay a penalty of $50,000 for each such failure;

(8)
If we fail to distribute during each calendar year at least the sum of: (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year; and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (a) the amounts actually distributed, plus (b) retained amounts on which income tax is paid at the corporate level;

(9)
We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “-Requirements for Qualification- General”;

(10)
A 100% tax may be imposed on certain items of income and expense that are directly or constructively paid between a REIT and a TRS if and to the extent that the IRS successfully adjusts the reported amounts of these items to conform to an arm’s-length pricing standard;

(11)
If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we will be subject to tax at the highest corporate income tax rate then applicable if we subsequently recognize the built-in gain on a disposition of any such assets during the five-year period following the acquisition from the subchapter C corporation, unless the subchapter C corporation elects to treat the original transfer of the assets to us as a taxable sale;

(12)	The earnings of our lower-tier entities that are subchapter C corporations, if any, including domestic TRSs, are subject to federal corporate income tax; and

(13)
If we own a residual interest in a real estate mortgage investment conduit, or REMIC, we will be taxable at the highest corporate rate on the portion of any excess inclusion income that we derive from the REMIC residual interests equal to the percentage of our stock that is held in record name by “disqualified organizations.” Similar rules apply to a REIT that owns an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we will not be subject to this tax (although the TRS will be subject to tax on its income). For a discussion of “excess inclusion income,” see “-Taxable Mortgage Pools.” A “disqualified organization” includes:

◦	the United States;

◦	any state or political subdivision of the United States;

◦	any foreign government;

◦	any international organization;

◦	any agency or instrumentality of any of the foregoing;

◦
any other tax-exempt organization, other than a farmer’s cooperative described in section 521 of the Internal Revenue Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Internal Revenue Code; and

◦	any rural electrical or telephone cooperative.
We do not currently hold REMIC residual interests or interests in taxable mortgage pools, but may do so in the future.
In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state and local and foreign income, property and other taxes on assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification-General
The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)
in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified tax-exempt entities);

(7)	that properly elects to be taxed as a REIT and such election has not been terminated or revoked; and

(8)	which meets other tests described below regarding the nature of its income and assets, its distributions, and certain other matters.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Our charter provides restrictions regarding the ownership and transfer of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust. We were not required to satisfy conditions (5) and (6) for the first taxable year for which we elected to be taxed as a REIT. To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure to comply with these recordkeeping requirements could subject us to monetary penalties. If we satisfy these requirements and have no reason to know that condition (6) above is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.
In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.
Finally, at the end of any year, a REIT cannot have any earnings and profits accumulated by it or a predecessor during a taxable year in which it was not a REIT. We do not have any earnings and profits accumulated by a C corporation.
The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described below under “-Income Tests,” in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, similar relief is available in the case of certain violations of the REIT asset requirements (see “-Asset Tests” below) and other REIT requirements (see “-Failure to Qualify” below), again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we were to fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT. Even if such relief provisions were available, the amount of any resultant penalty tax could be substantial.
Effect of Subsidiary Entities
Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, the REIT is deemed to own its proportionate share of the partnership’s assets, and to earn its proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs, as described below. In addition, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest (including our interest in our operating partnership) are treated as our assets and items of income for purposes of applying the REIT requirements. Our proportionate share is generally determined, for these purposes, based upon our percentage interest in the partnership’s equity capital; however, for purposes of the 10% value-based asset test described below, the percentage interest also takes into account certain debt securities issued by the partnership and held by us. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even if we have no control, or only limited influence, over the partnership. A summary of certain rules governing the federal income taxation of partnerships and their partners is provided below in “-Tax Aspects of Investments in Partnerships.”
Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as described below. A qualified REIT subsidiary is any corporation, other than a TRS as described below, that is wholly owned by a REIT, or by other disregarded subsidiaries owned by the REIT, or by a combination of the two. Other entities that are wholly owned by us, including single member limited liability companies, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to as “pass-through subsidiaries.”

In the event that one of our disregarded subsidiaries ceases to be wholly owned for example, if any equity interest in the subsidiary is acquired by a person other than us or another of our disregarded subsidiaries-the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities, by voting power or value, of another corporation. See “-Asset Tests” and “-Income Tests.”
Taxable Subsidiaries. A REIT may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. A corporation in which a TRS directly or indirectly owns more than 35% of its stock, by voting power or value, will automatically be treated as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for federal income tax purposes. A TRS is subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders.
A REIT is not treated as holding the assets of a taxable subsidiary corporation or as receiving any income that the taxable subsidiary earns. Rather, the stock issued by the taxable subsidiary is an asset in the hands of the parent REIT, and the REIT recognizes as income the dividends, if any, that it receives from the taxable subsidiary. The value of the TRS securities held by the REIT will be used to compute the REIT’s compliance with the asset tests, as discussed in more detail below. Because we will not include the assets and income of TRSs in determining our compliance with the REIT income and asset requirements described below, such entities may be used by the parent REIT to indirectly undertake certain activities that the REIT rules might otherwise preclude it from doing directly (or through pass-through subsidiaries), such as providing certain services to tenants or conducting activities that give rise to certain categories of non-qualifying income, such as management fees, or sales of assets that may be considered inventory or dealer property. Not more than 20% of the value of a REIT’s gross assets may consist of stock or securities of one or more TRSs in tax years after 2017.
In general, a TRS may not directly or indirectly operate or manage any lodging facilities or health care facilities, or provide rights to any brand name under which any lodging facility or health care facility is operated. A TRS may, however, provide rights to a brand name under which a lodging facility or health care facility is operated if: (i) such rights are provided to an “eligible independent contractor” (as described below) to operate or manage a lodging facility or health care facility; (ii) such rights are held by the TRS as a franchisee, licensee, or in a similar capacity; and (iii) such lodging facility or health care facility is either owned by the TRS or leased to the TRS by its parent REIT. A TRS is not considered to operate or manage a lodging facility” or health care facility solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so.
Subsidiary REITs. As discussed above, we may indirectly or directly own interests in one or more Subsidiary REITs. We intend that any such Subsidiary REIT will be organized and will operate in a manner to permit it to qualify for taxation as a REIT for federal income tax purposes from and after the effective date of its REIT election. Provided that a Subsidiary REIT meets the requirements for qualification as a REIT, for purposes of determining our qualification as a REIT, stock of the subsidiary that we own will be treated as a qualifying asset, and dividends that we receive will be qualifying income for purposes of the REIT gross asset and income tests that apply to us as described below. See “-Income Tests” and “-Asset Tests”, below. However, if any of these Subsidiary REITs were to fail to qualify as a REIT, then (i) the Subsidiary REIT would become subject to corporate income tax as a regular C corporation, as described herein, see “-Failure to Qualify” below, and (ii) our interest in such Subsidiary REIT, and any income derived from it, could be treated as non-qualifying items for purposes of the REIT asset and income tests, which could adversely affect our ability to qualify as a REIT.

Income Tests
In order to maintain qualification as a REIT, we must satisfy two gross income requirements annually. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” must be derived from investments relating to real property or mortgages on real property, including “rents from real property”; dividends received from other REITs; interest income derived from mortgage loans secured by real property; income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; certain income from qualified temporary investments; and gains from the sale of real estate assets. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from “hedging transactions,” as defined in “-Hedging Transactions,” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets, including certain CRE equity and debt investments or to hedge certain foreign currency risks and that are clearly and timely identified as hedges will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests.
Generally, rents received by us will qualify as “rents from real property” for purposes of the gross income requirements described above, provided that certain requirements are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. Also, in order to be treated as qualifying income for purposes of the REIT gross income requirements, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales. Moreover, for rents received to qualify as “rents from real property,” the REIT generally must not furnish or render services to the tenants of such property, other than through an “independent contractor” from which the REIT derives no revenue or through a TRS. We and our affiliates are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we and our affiliates may directly or indirectly provide non-customary services to tenants of properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For this purpose, the amount received by the REIT for such service, which is treated as non-qualifying income, is deemed to be at least 150% of the REIT’s direct cost of providing the service. Also, rental income will not qualify as rents from real property to the extent that we directly or constructively hold a 10% or greater interest, as measured by vote or value, in the equity of a lessee.
In order for the rent that we receive to constitute “rents from real property,” the leases must be respected as true leases for U.S. federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether leases are true leases depends on an analysis of all the surrounding facts and circumstances. We intend that any leases into which we enter will be treated as true leases. If our leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that we receive from leases may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we might not be able to satisfy either the 75% or 95% gross income test and, as a result, could lose our REIT status unless we qualify for relief, as described above.
Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we have a binding commitment to acquire or originate the mortgage loan, the interest income will generally be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. However, ancillary personal property that secures a mortgage loan will be treated as real property for purposes of the 75% gross income test (and for purposes of the REIT asset tests as described below) if the value of the personal property does not exceed 15% of the combined value of the real and personal property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.
To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan, or a shared appreciation provision, income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the property is not inventory or dealer property in the hands of the borrower or the REIT.

To the extent that a REIT derives interest income from a mortgage loan or income from the rental of real property where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had it been earned directly by a REIT.
We may originate and acquire mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. IRS Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the revenue procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests described below, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the revenue procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Our mezzanine loans might not meet all of the requirements for reliance on this safe harbor. However, we expect to make and acquire mezzanine loans in a manner that will enable us to satisfy the REIT gross income and asset tests, even if the loans to not meet all of the requirements to qualify for the safe harbor.
We may hold certain participation interests in mortgage loans and mezzanine loans. A participation interest is an interest created in an underlying loan by virtue of a participation or similar agreement, to which the originator of the loan is a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of a participant’s investment depends upon the performance of the underlying loan, and if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan, and grants junior participations, which will be a first loss position in the event of a default by the borrower. We may acquire participations in CRE debt which we believe qualify for purposes of the REIT asset tests described below, and that interest derived from such investments will be treated as qualifying mortgage interest for purposes of the 75% gross income test. The appropriate treatment of participation interests for federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of participation interests.
We may acquire CMBS, and expect that the CMBS will be treated either as interests in a grantor trust or as regular interests in REMICs for U.S. federal income tax purposes and that all interest income, original issue discount and market discount from our CMBS will be qualifying income for the 95% gross income test. In the case of mortgage-backed securities treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest, original issue discount and market discount on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property. In the case of CMBS treated as interests in a REMIC, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% and 95% gross income tests. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include embedded interest swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holder of the related REMIC securities.
We believe that substantially all of our income from our mortgage related securities generally will be qualifying income for purposes of the REIT gross income tests. However, to the extent that we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property), or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property or interests in real property, the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not for the 75% gross income test. In addition, the amount of a mortgage loan that we own may exceed the value of the real property and ancillary personal property) securing the loan. In that case, income from the loan will be qualifying income for purposes of the 95% gross income test, but the interest attributable to the amount of the loan that exceeds the sum of the value of the real property and ancillary personal property securing the loan will not be qualifying income for purposes of the 75% gross income test.

Revenue Procedure 2014-51 discusses a modification of a mortgage loan or an interest therein which is held by a REIT if the modification was occasioned by a default on the loan, or the modification satisfies both of the following conditions: (a) based on all the facts and circumstances, the REIT or servicer of the loan (the “pre-modified loan”) reasonably believes that there is a significant risk of default of the pre-modified loan upon maturity of the loan or at an earlier date, and (b) based on all the facts and circumstances, the REIT or servicer reasonably believes that the modified loan presents a substantially reduced risk of default, as compared with the pre-modified loan. Revenue Procedure 2014-51provides that a REIT may generally treat a modification of a mortgage loan described therein as not being a new commitment to make or purchase a loan for purposes of apportioning interest on that loan between interest with respect to real property or other interest, where the REIT’s acquisition of the loan pre-dated the loan becoming distressed. The modification will also not be treated as a prohibited transaction. Further, with respect to the REIT asset test, the IRS will not challenge the REIT’s treatment of a loan as being in part a “real estate asset” if the REIT treats the loan as being a real estate asset in an amount equal to the lesser of (a) the value of the loan as determined under Treasury Regulations Section 1.856-3(a), or (b) the loan value of the real property securing the loan as determined under Treasury Regulations Section 1.856-5(c) and Revenue Procedure 2014-51. We will consider IRS Revenue Procedure 2014-51 and its potential impact on our REIT qualification when acquiring mortgage loans at a discount on the secondary market.
We may receive distributions from TRSs or other corporations that are not REITs. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test but not the 75% gross income test. Any dividends we received from a REIT will be qualifying income for purposes of both the 75% and 95% gross income tests.
We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by the borrower’s income and profits. Other fees generally are not qualifying income for purposes of either gross income test.
Any income or gain that we derive from instruments which hedge certain risks, such as the risk of changes in interest rates with respect to debt incurred to acquire or carry real estate assets or certain foreign currency risks, will not be treated as income for purposes of calculating the 75% or 95% gross income test, provided that specified requirements are met. Such requirements include the instrument being properly identified as a hedge, along with the risk that it hedges, within prescribed time periods. See “-Hedging Transactions” below.
If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if our failure to meet these tests was due to reasonable cause and not due to willful neglect, we attach to our tax return a schedule of the sources of our income, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable, we will not qualify as a REIT. As discussed above under “-Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the amount by which we fail to satisfy the particular gross income test, adjusted to reflect the profitability of such gross income.
Pursuant to The Housing and Economic Recovery Tax Act of 2008, the Secretary of the Treasury has been granted broad authority to determine whether particular items of gain or income qualify or not under the 75% and 95% gross income tests or are to be excluded altogether from the measure of gross income for such purposes.
Asset Tests
At the close of each calendar quarter, we must satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items and U.S. government securities. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, ancillary personal property leased in connection with real property, stock of other corporations that qualify as REITs, certain kinds of mortgage-backed securities and mortgage loans, debt instruments issued by public REITs and, under some circumstances, stock or debt instruments purchased with new capital. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.
Second, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.
Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs, and the 10% value test does not apply to “straight debt” and certain other securities, as described below.

Fourth, the aggregate value of all securities of TRSs held by a REIT may not exceed 20% of the value of the REIT’s total assets (and 25% for tax years before 2018).
Fifth, for taxable years beginning after 2015, not more than 25% of the value of a REIT’s assets may consist of debt instruments of publicly offered REITs.
For taxable years beginning after 2015, to the extent rent attributable to personal property is treated as rents from real property, the personal property will be treated as a real estate asset for purposes of the 75% asset test. Similarly, for taxable years beginning after 2015, debt obligation secured by a mortgage on both real and personal property will be treated as a real estate asset for purposes of the 75% asset test, and interest thereon will be treated as interest on an obligation secured by real property, if the fair market value of the personal property does not exceed 15% of the fair market value of all property securing the debt. Thus, there would be no apportionment for purposes of the asset tests or the gross income tests if the fair market value of personal property securing the loan does not exceed 15% of the fair market value of all property securing the loan.
Notwithstanding the general rule that a REIT is treated as owning its share of the underlying assets of a subsidiary partnership for purposes of the REIT income and asset tests, if a REIT holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests, unless it is a qualifying mortgage asset or otherwise satisfies the rules for “straight debt” or one of the other exceptions to the 10% value test.
Certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute “straight debt.” A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the issuer of that security which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the following securities will not violate the 10% value test: (i) any loan made to an individual or an estate; (ii) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT); (iii) any obligation to pay rents from real property; (iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity; (v) any security issued by another REIT; and (vi) any debt instrument issued by a partnership if the partnership’s income is such that the partnership would satisfy the 75% gross income test described above under “-Income Tests.” In applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in that partnership.
Any interests that we hold in a REMIC are generally treated as qualifying real estate assets and income we derive from interests in REMICs is generally treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC, and of our income derived from the interest, qualifies for purposes of the REIT asset and income tests. Where a REIT holds a “residual interest” in a REMIC from which it derives “excess inclusion income,” the REIT will be required to either distribute the excess inclusion income or pay a tax on it (or a combination of the two), even though the income may not be received in cash by the REIT. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income: (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder; (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax; and (iii) would result in the application of federal income tax withholding at the maximum rate of 30% (and any otherwise available rate reductions under income tax treaties would not apply), to the extent allocable to most types of foreign stockholders.
We may hold certain mezzanine loans that do not qualify for the safe harbor in Revenue Procedure 2003-65 discussed above pursuant to which certain loans secured by a first priority security interest in equity interests in a pass-through entity that directly or indirectly owns real property will be treated as qualifying real estate assets for purposes of the 75% asset test, in which case such loans may be subject to the 10% vote or value test. In addition such mezzanine loans may not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% value test. We intend to make any such investments in such a manner as not to fail the asset tests described above, but there can be no assurance we will be successful in this regard.

We may hold certain participation interests in mortgage loans and mezzanine loans. Participation interests are interests in underlying loans created by virtue of participations or similar agreements to which the originators of the loans are parties, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of this investment depends upon the performance of the underlying loan and, if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan and grants junior participations which absorb losses first in the event of a default by the borrower. We generally expect to treat our participation interests in mortgage loans and mezzanine loans that qualify for safe harbor under Revenue Procedure 2003-65 as qualifying real estate assets for purposes of the REIT asset tests and interest that we derive from such investments as qualifying mortgage interest for purposes of the 75% gross income test discussed above. The appropriate treatment of participation interests for U.S. federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of our participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that we derive from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT.
After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire assets during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10 million. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking prescribed steps including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of: (i) $50,000; or (ii) the highest corporate income tax rate (currently 21%) multiplied by the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test.
We generally expect to acquire CRE securities that will be qualifying assets for purposes of the 75% asset test. However, to the extent that we own non-REMIC collateralized mortgage obligations or other securities which do not qualify as “real estate” for REIT purposes, those securities will not be qualifying assets for purposes of the 75% asset test.
We intend to monitor compliance on an ongoing basis. Independent appraisals will not be obtained, however, to support our conclusions as to the value of our assets or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that we do not comply with one or more of the asset tests.
Annual Distribution Requirements
In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a)	the sum of

1.	90% of our “REIT taxable income,” computed without regard to our net capital gains and the dividends-paid deduction, and

2.	90% of our net income, if any, (after tax) from foreclosure property (as described below), minus

(b)	the sum of certain specified items of non-cash income.
These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid on or before the first regular dividend payment after such declaration. Distributions that we declare in October, November or December of any year payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of the year, provided that we actually pay the distribution during January of the following calendar year.

In order for distributions to be counted for this purpose and to give rise to a tax deduction by us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among different classes of stock as set forth in our organizational documents. In December, 2015, the preferential dividend rules were repealed with respect to publicly offered REITs by legislation (the Protecting Americans from Tax Hikes Act) that is effective retroactively as of January 1, 2015. A REIT is publicly offered if it is required to file annual and periodic reports with the SEC pursuant to the Securities Exchange Act of 1934. We believe that we are, and are likely to remain, a publicly offered REIT, in which case the restrictions on preferential dividends will not apply to us.
To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at the regular corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their share of the tax paid by us. Our stockholders would then increase the adjusted basis of their stock by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their shares.
To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of stockholders, of any distributions that are actually made by the REIT, which are generally taxable to stockholders to the extent that the REIT has current or accumulated earnings and profits. Under amendments made by the Tax Cuts and Jobs Act to Section 172 of the of the Internal Revenue Code, a REIT’s deduction for any NOL carryforwards arising from losses it sustains in taxable years beginning after December 31, 2017 is limited to 80% of a REIT’s taxable income (determined without regard to the deduction for dividends paid), and any unused portion of losses arising in taxable years ending after December 31, 2017 may not be carried back, but may be carried forward indefinitely.
If we fail to distribute during each calendar year at least the sum of: (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year; and (iii) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed and (b) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.
It is possible that, from time-to-time, we may not have sufficient cash to meet the distribution requirements due to timing differences between the actual receipt of cash and our inclusion of items in income for federal income tax purposes. Potential sources of non-cash taxable income include real estate and securities that have been financed pursuant to arrangements which require some or all of available cash flows to be used to service borrowings, loans or mortgage-backed securities we hold that have been issued at a discount and require the accrual of taxable economic interest in advance of its receipt in cash, and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current payments in cash. Certain modifications of the terms of distressed indebtedness that we hold could also give rise to non-cash taxable income. In the event that such timing differences occur, it might be necessary to arrange for short-term, or possibly long-term, borrowings to meet the distribution requirements or to pay dividends in the form of taxable in-kind distributions of property. See “-Cash/Income Differences” below.
We may be able to cure a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our REIT status or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and possibly a penalty based on the amount of any deduction taken for deficiency dividends.
Sale-Leaseback Transactions
Some of our investments may utilize sale-leaseback structures. We normally intend to treat these transactions as true leases for U.S. federal income tax purposes. However, depending on the terms of any specific transaction, the IRS might take the position that the transaction is not a true lease but is more properly treated in some other manner. If such recharacterization were successful, we would not be entitled to claim the depreciation deductions available to an owner of the property. In addition, the recharacterization of one or more of these transactions might cause us to fail to satisfy the Asset Tests or the Income Tests described above based upon the asset we would be treated as holding or the income we would be treated as having earned, and such failure could result in our failing to qualify as a REIT. Alternatively, the amount or timing of income inclusion or the loss of depreciation deductions resulting from the recharacterization might cause us to fail to meet the distribution requirement described above for one or more taxable years absent the availability of the deficiency dividend procedure, or might result in a larger portion of our dividends being treated as taxable income to our stockholders.

Recordkeeping Requirements
We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request, on an annual basis, information from our stockholders that is designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.
Failure to Qualify
If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “-Income Tests” and “-Asset Tests.”
If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax for taxable years beginning before January 1, 2018, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we are not a REIT would not be deductible by us, nor would they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, all distributions to stockholders taxed as individuals may be eligible for a reduced rate applicable to “qualified dividends” and, subject to limitations of the Internal Revenue Code, corporate stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.
Prohibited Transactions
Net income derived from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business, by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the particular facts and circumstances. No assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and to the application of the 100% prohibited transactions tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years;

•
the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;

•
property sales by the REIT do not exceed at least one of the following thresholds: (i) seven sales in the current year; (ii) sales in the current year do not exceed 10% of the REIT’s assets as of the beginning of the year (as measured by either fair market value or tax basis); or (iii) sales in the current year do not exceed 20% of the REIT’s assets as of the beginning of the year and sales over a three-year period do not exceed, on average, 10% per annum of the REIT’s assets, in each case as measured by either fair market value or tax basis (for taxable years beginning after December 18, 2015, clauses (ii) and (iii) are liberalized to permit a REIT to sell properties with an aggregate adjusted basis (or fair market value) of up to 20% of the aggregate bases in (or fair market value of) the REIT’s assets as long as the 10% standard is satisfied on average over the three-year period comprised of the taxable year at issue and the two immediately preceding taxable years);

•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

•
if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property are made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of the safe-harbor provisions in the federal income tax laws prescribing when a property sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates. No assurance can be given, however, that the IRS will respect a transaction by which a property is contributed to a TRS, and even if the contribution transaction is respected, the TRS may incur a significant tax liability as a result of any such sales.
Foreclosure Property
Foreclosure property is real property (including interests in real property as described below) and any personal property incident to such real property: (i) that is acquired by a REIT as the result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or on a mortgage loan held by the REIT and secured by the property; (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated; and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 21%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to make an election to treat the related property as foreclosure property or to otherwise determine that the receipt of such non-qualifying income will not adversely affect our status as a REIT.
Foreign Investments
To the extent that we directly or indirectly hold or acquire any investments and, accordingly, pay taxes, in foreign countries, such foreign taxes may not be passed through to, or used by, our stockholders, as a foreign tax credit or otherwise. Any foreign investments may also generate foreign currency gains and losses. Certain foreign currency gains may be excluded from gross income for purposes of one or both of the gross income tests described above.
Hedging Transactions
We expect to enter into hedging transactions, from time-to-time, with respect to our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. To the extent that we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred or to be incurred to acquire or carry “real estate assets,” including mortgage loans, or to hedge certain foreign currency risks, any periodic income or gain from the disposition of that contract are disregarded for purposes of the 75% and 95% gross income tests, provided that we meet certain requirements as described below. For taxable years beginning after 2015, income from hedging transactions entered into to hedge existing hedging positions after a portion of the hedged indebtedness or property is disposed of will also be disregarded in applying the gross income tests. We are required to identify clearly any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and satisfy other identification requirements. To the extent that we hedge for other purposes, or to the extent that a portion of our loans are not secured by “real estate assets” (as described under “-Asset Tests”) or in other situations, the income from those transactions will likely be treated as non-qualifying income for purposes of both gross income tests. Moreover, our position in a hedging contract or other derivative instrument, to the extent that it has positive value, may not be treated favorably for purposes of the REIT asset tests.
We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. We may conduct some or all of our hedging activities through a TRS or other corporate entity, the income from which may be subject to federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Taxable Mortgage Pools
An entity, or a portion of an entity, may be classified as a taxable mortgage pool, or TMP, under the Internal Revenue Code if: (i) substantially all of its assets consist of debt obligations or interests in debt obligations; (ii) more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates; (iii) the entity has issued debt obligations (liabilities) that have two or more maturities; and (iv) the payments required to be made by the entity on its debt obligations (liabilities) “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets. Under regulations issued by the U.S. Treasury Department, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP.
Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for federal income tax purposes. Special rules apply, however, in the case of a TMP that is a REIT, a portion of a REIT or a disregarded subsidiary of a REIT. In that event, the TMP is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not directly affect the tax status of the REIT. These special rules will not apply to us to the extent that we hold all of our assets through our operating partnership. However, we may be able to rely on these special rules to the extent that we create a subsidiary REIT which in turn owns all of the equity of a TMP.
A portion of the REIT’s income from the TMP arrangement, which might be non-cash accrued income, could be treated as “excess inclusion income.” Pursuant to guidance issued by the IRS, the REIT’s excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, must be allocated among its stockholders in proportion to dividends paid. The REIT is required to notify stockholders of the amount of “excess inclusion income” allocated to them. A stockholder’s share of excess inclusion income cannot be offset by any losses or deductions otherwise available to the stockholder, is subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax and results in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign stockholders.
Under the IRS guidance, to the extent that excess inclusion income is allocated to a tax-exempt stockholder of a REIT that is not subject to unrelated business income tax (such as a government entity or charitable remainder trust), the REIT will be subject to tax on this income at the highest applicable corporate tax rate (currently 21%). In that case, the REIT could reduce distributions to such stockholders by the amount of such tax paid by it that is attributable to such stockholder’s ownership. Treasury Regulations provide that such a reduction in distributions does not give rise to a preferential dividend that could adversely affect the REIT’s compliance with its distribution requirements. See “-Annual Distribution Requirements.” The manner in which excess inclusion income is calculated, or would be allocated to stockholders, including allocations among shares of different classes of stock, is not clear under current law. As required by the IRS guidance, we intend to make such determinations using a reasonable method. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.
If a subsidiary partnership of ours (not wholly owned by us directly or indirectly through one or more disregarded entities), such as our operating partnership, were a TMP or owned a TMP, the foregoing rules would not apply. Rather, the TMP would be treated as a corporation for federal income tax purposes and would potentially be subject to corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements, e.g., by causing us to be treated as owning more than 10% of the securities of a C corporation. We intend, however, to structure any investments in mortgage securitizations in a way that does not adversely affect our qualification as a REIT.

Cash/Income Differences
Our operating partnership may acquire debt instruments in the secondary market for less than their principal amount. The amount of such discount will generally be treated as a “market discount” for federal income tax purposes. It is also possible that certain debt instruments may provide for payment-in-kind, or “PIK Interest” which could give rise to original issue discount (“OID”) for federal income tax purposes. Moreover, we may acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury Regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt exchange with the borrower. In that event, if the debt is considered to be “publicly traded” for federal income tax purposes, the modified debt in our hands may be considered to have been issued with original issue discount to the extent the fair market value of the modified debt is less than the principal amount of the outstanding debt. In the event that the debt is not considered to be “publicly traded” for federal income tax purposes, we may be required to recognize taxable income to the extent that the principal amount of the modified debt exceeds our cost of purchasing it. Also, certain loans that we originate and certain previously modified debt that we acquire may be considered to have been issued with the original issue discount of the time it was modified.
In general, our operating partnership will be required to accrue OID on a debt instrument as taxable income in accordance with applicable federal income tax rules even though no cash payments may be received on such debt instrument. With respect to market discount, although generally our operating partnership is not required to accrue the discount annually as taxable income (absent an election to do so), interest payments with respect to any debt incurred to purchase the investment may not be deductible and a portion of any gain realized on our operating partnership’s disposition of the debt instrument may be treated as ordinary income rather than capital gain.
Finally, in the event that any debt instruments acquired by our operating partnership are delinquent as to mandatory principal and interest payments, or in the event that a borrower with respect to a particular debt instrument acquired by our operating partnership encounters financial difficulty rendering it unable to pay stated interest as due, our operating partnership may nonetheless be required to continue to recognize the unpaid interest as taxable income.
Due to each of these potential timing differences between income recognition or expense deduction and cash receipts or disbursements, there is a significant risk that our operating partnership may recognize and allocate to us substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “-Annual Distribution Requirements.”
Tax Aspects of Investments in Partnerships
We will hold investments through entities, including our operating partnership, that are classified as partnerships for federal income tax purposes. In general, partnerships are “pass-through” entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items from subsidiary partnerships for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by subsidiary partnerships. See “-Effect of Subsidiary Entities-Ownership of Partnership Interests.” Consequently, to the extent that we hold an equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even if we may have no control, or only limited influence, over the partnership.
Entity Classification
Investments in partnerships involve special tax considerations, including the possibility of a challenge by the IRS of the status of any partnerships as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes (for example, if the IRS were to assert that a subsidiary partnership is a TMP). See “-Taxable Mortgage Pools.” If any of these entities were treated as an association for federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and could preclude us from satisfying the REIT asset tests or the gross income tests as discussed in “-Asset Tests” and “-Income Tests,” and in turn could prevent us from qualifying as a REIT. See “-Failure to Qualify” above for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, any change in the status of any of these partnerships for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties
Under the Internal Revenue Code and the Treasury Regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.
To the extent that any of our partnerships acquire appreciated (or depreciated) properties by way of capital contributions from its partners, allocations of income, gain loss and deduction would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Treasury Regulations provide for a similar allocation of any existing book-tax difference to the other (i.e., non-contributing) partners. These rules may apply to the contribution by us to our operating partnerships of the cash proceeds received in offerings of our stock. As a result, we could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize, over a period of time, taxable income in excess of cash flow from the partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed above.
Partnership Audit Rules
Under the Internal Revenue Code, a partnership that is not treated as a corporation under the publicly traded partnership rules generally is not subject to U.S. federal income tax; instead, each partner is allocated its distributive share of the partnership’s items of income, gain, loss, deduction and credit and is required to take such items into account in determining the partner’s income. However, the Bipartisan Budget Act of 2015 changed the rules applicable to U.S. federal income tax audits of partnerships. Under these rules (which are generally effective for taxable years beginning after December 31, 2017), among other changes and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. It is possible that they could result in partnerships in which we directly or indirectly invest being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. The changes created by these rules depend in many respects on the promulgation of future regulations or other guidance by the U.S. Treasury.
State, Local and Foreign Taxes
We may be subject to state, local or foreign taxation in various jurisdictions, including those in which we and our subsidiaries transact business, own property or reside. The state, local or foreign tax treatment of us may not conform to the federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders to be credited against their United States federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our common stock.
Taxation of Holders of Our Common Stock
The following is a summary of certain additional federal income tax considerations with respect to the ownership of our common stock.

Taxation of Taxable U.S. Stockholders
As used herein, the term “U.S. stockholder” means a holder of our common stock that for federal income tax purposes is:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the U.S., any of its states or the District of Columbia;

•	an estate whose income is subject to federal income taxation regardless of its source; or

•
a trust if: (i) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that will hold our common stock, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our common stock by the partnership.
Taxation of U.S. Stockholders on Distributions on Our Common Stock. As long as we qualify as a REIT, a taxable U.S. stockholder generally must take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain.
Dividends paid to corporate U.S. stockholders will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the reduced tax rate (which is currently a maximum of 20%) for “qualified dividend income.” Our ordinary dividends generally will be taxed at the higher tax rate applicable to ordinary income, which currently is a maximum marginal rate of 37% for stockholders taxed at individual rates. For taxable years prior to 2026, individual stockholders are generally allowed to deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations, which would reduce the maximum marginal effective tax rate for individuals on the receipt of such ordinary dividends to 29.6%. However, the reduced tax rate for qualified dividend income will apply to our ordinary dividends to the extent attributable: (i) to dividends received by us from non-REIT corporations, such as TRSs; and (ii) to income upon which we have paid corporate income tax (e.g., to the extent that we distributed less than 100% of our taxable income in a prior tax year).
A U.S. stockholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. stockholder has held its common stock. See “-Capital Gains and Losses.” A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.
We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to stockholders, a U.S. stockholder would be taxed on its proportionate share of its undistributed long-term capital gain. The U.S. stockholder would receive a credit for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.
To the extent that we make a distribution in excess of our current and accumulated earnings and profits, such distribution will not be taxable to a U.S. stockholder to the extent that it does not exceed the adjusted tax basis of the U.S. stockholder’s common stock. Instead, such distribution will reduce the adjusted tax basis of such stock. To the extent that we make a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted tax basis in its common stock, such stockholder will recognize long-term capital gain, or short-term capital gain if the common stock has been held for one year or less, assuming the common stock is a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

Stockholders may not include in their individual income tax returns any of a REIT’s net operating losses or capital losses. Instead, the REIT would carry over such losses for potential offset against its future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income, and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner to offset income they derive from our common stock. In addition, taxable distributions from us and gain from the disposition of our common stock generally may be treated as investment income for purposes of the investment interest limitations (although any capital gains so treated will not qualify for the lower 20% tax rate applicable to capital gains of U.S. stockholders who are taxed at individual rates). We will notify stockholders after the close of our taxable year as to the portions of our distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.
Participants in our DRP will be treated for tax purposes as having received a distribution equal to the amount of cash that they would have otherwise been entitled to receive, even though they will not receive cash distributions to pay any resultant tax liability.
Taxation of U.S. Stockholders on the Disposition of Our Common Stock. In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of any actual or deemed distributions from us that such U.S. stockholder previously has characterized as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of the common stock may be disallowed if the U.S. stockholder purchases other shares of our common stock within 30 days before or after the disposition.
If an investor recognizes a loss upon a disposition of our stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are written quite broadly, and apply to transactions that would not typically be considered tax shelters. The Internal Revenue Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our stock, or transactions that we might undertake directly or indirectly. Moreover, we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.
Taxation of U.S. Stockholders on a Redemption of Common Stock. A redemption of our common stock will be treated under Section 302 of the Internal Revenue Code as a distribution that is taxable as dividend income (to the extent of our current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Internal Revenue Code enabling the redemption to be treated as sale of our common stock (in which case the redemption will be treated in the same manner as a sale described above in “-Taxation of U.S. Stockholders on the Disposition of Our Common Stock”). The redemption will satisfy such tests if it: (i) is “substantially disproportionate” with respect to the holder’s interest in our stock; (ii) results in a “complete termination” of the holder’s interest in all our classes of stock; or (iii) is “not essentially equivalent to a dividend” with respect to the holder, all within the meaning of Section 302(b) of the Internal Revenue Code. In determining whether any of these tests have been met, stock considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Internal Revenue Code, as well as stock actually owned, generally must be taken into account. Because the determination as to whether any of the three alternative tests of Section 302(b) of the Internal Revenue Code described above will be satisfied with respect to any particular holder of our common stock depends upon the facts and circumstances at the time that the determination must be made, prospective investors are urged to consult their tax advisors to determine such tax treatment. If a redemption of our common stock does not meet any of the three tests described above, the redemption proceeds will be treated as a dividend, as described above “-Taxation of U.S. Stockholders on Distributions on Our Common Stock.” Stockholders should consult with their tax advisors regarding the taxation of any particular redemption of our shares.

Capital Gains and Losses. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 37%. However, the maximum tax rate on long-term capital gain applicable to U.S. stockholders taxed at individual rates is 20%. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25% computed on the lesser of the total amount of the gain or the accumulated Section 1250 depreciation. With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate stockholders at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses eligible to be carried back three years and forward five years.
Medicare Tax. Certain U.S. stockholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on dividends, interest and certain other investment income, including capital gains from the sale or other disposition of our common stock. The temporary 20% deduction with respect to ordinary REIT dividends received by non-corporate taxpayers is likely not allowed as a deduction allocable to such dividends for purposes of determining the amount of net investment income subject to the 3.8% Medicare tax. U.S. stockholders are urged to consult their tax advisors regarding the implications of the additional Medicare tax resulting from an investment in our shares.
Information Reporting Requirements and Backup Withholding. We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 24% with respect to distributions unless such holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.
A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability.
Brokers that are required to report the gross proceeds from a sale of shares on Form 1099-B will also be required to report the customer’s adjusted basis in the shares and whether any gain or loss with respect to the shares is long-term or short-term. In some cases, there may be alternative methods of determining the basis in shares that are disposed of, in which case your broker will apply a default method of its choosing if you do not indicate which method you choose to have applied. You should consult with your own tax advisor regarding the new reporting requirements and your election options.

Taxation of Tax-Exempt Stockholders
Tax-exempt entities, including qualified employee pension and profit sharing trusts and IRAs, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. Dividend distributions from a REIT to a tax-exempt stockholder generally do not constitute unrelated business taxable income, provided that the tax-exempt entity does not otherwise use the shares of the REIT in an unrelated trade or business. However, if a tax-exempt stockholder were to finance its investment in our common stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. In addition, dividends that are attributable to excess inclusion income, with respect to the REMIC residual interests or taxable mortgage pools, will constitute unrelated business taxable income in the hands of most tax-exempt stockholders. See “-Taxable Mortgage Pools.” Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock could be required to treat a percentage of the dividends that it receives from us as unrelated business taxable income. Such percentage is equal to the gross income that we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

•	the percentage of our dividends that the tax-exempt trust would be required to treat as unrelated business taxable income is at least 5%;

•
we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals, which modification allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust in lieu of treating the pension trust as an individual for this purpose (see “-Taxation of KBS Strategic Opportunity REIT-Requirements for Qualification- General”); and

•
either: (i) one pension trust owns more than 25% of the value of our stock; or (ii) a group of pension trusts each individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Stockholders
The term “non-U.S. stockholder” means a holder of our common stock that is neither a U.S. stockholder nor an entity treated as a partnership for federal income tax purposes. The rules governing federal income taxation of non-U.S. stockholders are complex. This section is only a summary of such rules. Non-U.S. stockholders are urged to consult their tax advisors to determine the impact of federal, state, local and non U.S. income tax laws on the ownership of our common stock, including any reporting requirements.
Ordinary Dividends. A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest”, or a USRPI, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty or other exemption reduces or eliminates the tax. Any dividends that are attributable to excess inclusion income will be subject to the 30% withholding tax, without reduction for any otherwise applicable income tax treaty. See above under “Taxation of KBS Strategic Opportunity REIT-Taxable Mortgage Pools.” If a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distribution, and a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax with respect to the distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate or other exemption applies and the non-U.S. stockholder furnishes to us an IRS Form W-8BEN-E or Form W-8BEN (as applicable) evidencing eligibility for that reduced rate; or

•	the non-U.S. stockholder furnishes to us an IRS Form W-8ECI claiming that the distribution is effectively connected income.

Capital Gain Dividends. For any year in which we qualify as a REIT, a non-U.S. stockholder will generally incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. A USRPI includes certain interests in real property and stock in “United States real property holding corporations” but does not include interests solely as a creditor and, accordingly, does not include a debt instrument that does not provide for contingent payments based on the value of or income from real property interests. Under FIRPTA, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Under previous law, there was a special 35% withholding rate for distributions to non-US stockholders attributable to the REIT’s gains from dispositions of USRPIs, but this rate has been reduced to 21% under the Tax Cuts and Jobs Act. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold.
Capital gain dividends that are attributable to our sale of USRPIs would be treated as ordinary dividends rather than as gain from the sale of a USRPI, if: (i) our common stock is “regularly traded” on an established securities market in the United States; and (ii) the non-U.S. stockholder did not own more than 10% of our common stock at any time during the one-year period prior to the distribution. Such distributions would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. Our stock is not regularly traded on an established securities market in the United States and there is no assurance that it ever will be.
An exemption from FIRPTA exists for foreign pension funds and subsidiary entities that meet certain requirements, as well as for certain publicly traded foreign entities that are “qualified collective investment vehicles” from countries having tax treaties with the United States and which meet a number of other requirements. Any distribution by us attributable to gain from the sale or exchange of a USRPI to a “qualified foreign pension fund” (or an entity all of the interests of which are held by a “qualified foreign pension fund”) will not be subject to U.S. tax as income effectively connected with a U.S. trade or business under FIRPTA and thus will not be subject to special withholding rules under FIRPTA. In addition, a sale of our stock by a "qualified foreign pension fund" that holds such stock directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income taxation under FIRPTA even if our stock otherwise constitutes a USRPI.
Subject to the exception discussed in this paragraph, any distribution by us attributable to gain from the sale or exchange of a USRPI to a “qualified shareholder” who holds our stock directly or indirectly (through one or more partnerships) will not be subject to U.S. tax as income effectively connected with a U.S. trade or business under FIRPTA and thus will not be subject to special withholding rules under FIRPTA. In addition, a sale of our stock by a “qualified shareholder” who holds such stock directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income taxation under FIRPTA even if our stock were otherwise treated as a USRPI. However, if our stock were treated as a USRPI and a non-U.S. person who holds an interest in the “qualified shareholder” (other than interests solely as a creditor) also holds more than 10% of our stock (whether or not by reason of the investor's ownership in the "qualified shareholder"), then such non-U.S. person's pro rata share of our stock held by the qualified shareholder will generally be treated as a USRPI and therefore may be subject to FIRPTA withholding and taxation.
Capital gain dividends that are not attributable to our sale of USRPIs (e.g., distributions of gains from sales of debt instruments that are not USRPIs), generally will not be taxable to non-U.S. stockholders or subject to withholding tax.
Non-Dividend Distributions. A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such shares. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on an ordinary dividend. However, a non-U.S. stockholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.
We may be required to withhold 15% of any distribution that exceeds our current and accumulated earnings and profits if our stock is a USRPI. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we may withhold at a rate of 15% on any portion of a distribution not subject to withholding at a rate of 30%.

Dispositions of Our Common Stock. A non-U.S. stockholder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of our common stock as long as we: (i) are not a “United States real property holding corporation” during a specified testing period and certain procedural requirements are satisfied; or (ii) are a domestically controlled qualified investment entity. A “United States real property holding corporation” is a U.S. corporation that at any time during the applicable testing period owned USRPIs that exceed in value 50% of the value of the corporation’s USRPIs, interests in real property located outside the United States and other assets used in the corporation’s trade or business. No assurance can be provided that we will not be a “United States real property holding corporation.” However, we believe that we are and will be a domestically controlled qualified investment entity, although we cannot assure you that we will be a domestically controlled qualified investment entity in the future. Even if we were a “United States real property holding corporation” and we were not a domestically controlled qualified investment entity, a non-U.S. stockholder that owned, actually or constructively, 10% or less of our common stock at all times during a specified testing period would not incur tax under FIRPTA if our common stock is “regularly traded” on an established securities market. Our stock is not regularly traded on an established securities market in the United States, and there is no assurance that it ever will be.
As noted above under “ - Capital Gain Dividends”, certain foreign pension funds and publicly traded qualified collective investment vehicles are exempt from FIRPTA with respect to capital gain dividends that we pay, and these entities would likewise be exempt from FIRPTA upon a sale of our common stock.
If the gain on the sale of our common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed in the same manner as U.S. stockholders with respect to such gain, subject to applicable alternative minimum tax or, a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder will incur tax on gain not subject to FIRPTA if: (i) the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or (ii) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his capital gains.
FATCA
U.S. tax legislation enacted in 2010, the Foreign Account Tax Compliance Act, or FATCA, and subsequent IRS guidance regarding the implementation of FATCA, provides that 30% withholding tax will be imposed on distributions and the gross proceeds from a sale of shares (for such payments made after December 31, 2018) to a foreign entity if such entity fails to satisfy certain due diligence, disclosure and reporting rules. In the event of noncompliance with the FATCA requirements, as set forth in Treasury Regulations, withholding at a rate of 30% on distributions in respect of our stock and gross proceeds from the sale of our stock held by or through such foreign entities would be imposed. Non-U.S. persons that are otherwise eligible for an exemption from, or a reduction of, U.S. withholding tax with respect to such distributions and sale proceeds would be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld (under FATCA or otherwise). Additional requirements and conditions may be imposed pursuant to an intergovernmental agreement between the United States and the foreign entity’s home jurisdiction. Prospective investors are urged to consult with their tax advisors regarding the application of these rules to an investment in our stock.
Legislative or Other Actions Affecting REITs
The rules dealing with U.S. federal income taxation are constantly under review. No assurance can be given as to whether, when or in what form the U.S. federal income tax laws applicable to us and our stockholders may be changed, possibly with retroactive effect. Changes to the federal tax laws and interpretations of federal tax laws could adversely affect an investment in shares of our common stock.
On November 16, 2017, the U.S. House of Representatives passed the Tax Cuts and Jobs Act (H.R. 1). On December 2, 2017, the Senate passed a different version of the Tax Cuts and Jobs Act. On December 15, 2017, the House and Senate released a Conference report reconciling the House and Senate bills and producing a bill, which was subsequently adopted by both the House and the Senate, and signed into law by the President on December 22, 2017.

The Tax Cuts and Jobs Act made significant changes to the U.S. federal income tax rules for taxation of individuals and corporations. In the case of individuals, the tax brackets were adjusted, the top federal income rate was reduced to 37%, special rules reduce taxation of certain income earned through pass-through entities and reduce the top effective rate applicable to ordinary dividends from REITs to 29.6% (through a 20% deduction for ordinary REIT dividends received that are not “capital gain dividends” or “qualified dividend income,” subject to complex limitations) and various deductions were eliminated or limited, including limiting the deduction for state and local taxes to $10,000 per year. Most of the changes applicable to individuals are temporary and apply only to taxable years beginning after December 31, 2017 and before January 1, 2026. The top corporate income tax rate was reduced to 21%, and the corporate alternative minimum tax was repealed. The deduction of net interest expense is limited for all businesses, other than certain electing businesses, including certain real estate businesses. There are only minor changes to the REIT rules (other than the 20% deduction applicable to individuals for ordinary REIT dividends received). The Tax Cuts and Jobs Act makes numerous other large and small changes to the tax rules that do not affect REITs directly but may affect our stockholders and may indirectly affect us. For example, the Tax Cuts and Jobs Act amended the rules for accrual of income so that income is taken into account no later than when it is taken into account on applicable financial statements, even if financial statements take such income into account before it would accrue under the original issue discount rules, market discount rules or other rules in the Internal Revenue Code. Such rule may cause us to recognize income before receiving any corresponding receipt of cash, which may make it more likely that we could be required to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which such income is recognized, although the precise application of this rule is unclear at this time. In addition, the Tax Cuts and Jobs Act reduced the limit for individual’s mortgage interest expense to interest on $750,000 of mortgages and does not permit deduction of interest on home equity loans (after grandfathering all existing mortgages). Such change and the reduction in deductions for state and local taxes (including property taxes) may adversely affect the residential mortgage markets in which we may invest.
Prospective stockholders are urged to consult with their tax advisors with respect to the Tax Cuts and Jobs Act and any other regulatory or administrative developments and proposals and their potential effect on investment in our common stock.

PLAN OF DISTRIBUTION
General
We are offering up to an aggregate of 76,366,006 shares of our Class A and Class T common stock to our existing stockholders under the DRP. Excluding dividends and other distributions that our board of directors designates as ineligible for reinvestment under the DRP, we will apply that portion (as designated by a stockholder participating in the DRP) of the dividends and other distributions declared and paid in respect of a such participant’s shares of any class of our common stock to the purchase of additional shares for such participant. Purchases will be in the same class of shares as the shares for which such participant received the distributions that are being reinvested.
The current offering price of shares under the DRP is $9.05 per share, which is equal to the estimated NAV per share of our common stock as estimated by our board of directors on June 6, 2017. See “Determination of Estimated Net Asset Value Per Share.” We will adjust the offering price of the DRP shares during the course of this offering when we announce an updated estimated NAV per share of our common stock.
We may continue to offer shares under the DRP until we have sold up to an aggregate of 76,366,006 shares of our Class A and Class T common stock through the reinvestment of distributions. In some states, we will need to renew the registration of our shares annually to continue the DRP offering. As of November 28, 2018, we had sold an aggregate of 794,681 shares of common stock under the DRP for aggregate gross proceeds of $7.3 million and, accordingly, there was an aggregate of 75,571,325 shares of our Class A and Class T common stock available for sale under the DRP.
No selling commissions or dealer manager fees are payable on shares sold under the DRP.
To the extent permitted by law and our charter, we will indemnify the broker-dealers and registered investment advisers that participated in our primary initial public offering, other broker-dealers and registered investment advisers who sign a servicing agreement with respect to the DRP and our dealer manager for our initial public offering, KBS Capital Markets Group, against some civil liabilities, including certain liabilities under the Securities Act. See “Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents” in this prospectus.
Enrollment Procedures
You may elect to participate, or increase your participation, in the DRP plan by completing an enrollment form. Your participation in the DRP will begin with the next distribution made after receipt of the enrollment form in good order.
Suitability Standards
Our sponsor, those selling shares on our behalf and participating broker-dealers and registered investment advisers recommending the purchase of shares in this offering have the responsibility to make every reasonable effort to determine that your purchase of shares in this offering is a suitable and appropriate investment for you based on information provided by you regarding your financial situation and investment objectives. In making this determination, these persons have the responsibility to ascertain that you:

•	meet the minimum income and net worth standards set forth under “Suitability Standards” immediately following the cover page of this prospectus;

•	can reasonably benefit from an investment in our shares based on your overall investment objectives and portfolio structure;

•	are able to bear the economic risk of the investment based on your overall financial situation;

•	are in a financial position appropriate to enable you to realize to a significant extent the benefits described in this prospectus of an investment in our shares; and

•	have apparent understanding of:

◦	the fundamental risks of the investment;

◦	the risk that you may lose your entire investment;

◦	the lack of liquidity of our shares;

◦	the restrictions on transferability of our shares; and

◦	the tax consequences of your investment.

Relevant information for this purpose will include at least your age, investment objectives, investment experience, income, net worth, financial situation and other investments as well as any other pertinent factors. Our sponsor, those selling shares on our behalf and participating broker-dealers and registered investment advisers recommending the purchase of shares in this offering must maintain, for a six-year period, records of the information used to determine that an investment in shares is suitable and appropriate for you.

DESCRIPTION OF SHARES
Our charter authorizes the issuance of 1,010,000,000 shares of capital stock, of which 1,000,000,000 shares are designated as common stock with a par value of $0.01 per share and 10,000,000 shares are designated as preferred stock with a par value of $0.01 per share. Of the total shares of common stock authorized, 500,000,000 shares are classified as Class A shares and 500,000,000 are classified as Class T shares. In addition, our board of directors may amend our charter to increase or decrease the amount of our authorized shares. As of November 28, 2018, approximately 18,025,864 and 12,152,255 shares of our Class A and Class T common stock, respectively, were issued and outstanding, and no shares of our preferred stock were issued and outstanding.
Common Stock
The holders of our common stock are entitled to one vote per share on all matters submitted to a stockholder vote, including the election of our directors. Our charter does not provide for cumulative voting in the election of our directors. Therefore, the holders of a majority of our outstanding shares of common stock can elect our entire board of directors. Unless applicable law requires otherwise, and except as our charter may provide with respect to any series of preferred stock that we may issue in the future, the holders of our common stock will possess exclusive voting power.
Holders of our common stock are entitled to receive such distributions on their shares as may be declared from time to time by our board of directors out of legally available funds, subject to any preferential rights of any preferred stock that we issue in the future. In any liquidation, each outstanding share of common stock entitles its holder to share (based on the percentage of shares held) in the assets that remain after we pay our liabilities and any preferential distributions owed to preferred stockholders. Holders of shares of our common stock will not have preemptive rights, which means that you will not have an automatic option to purchase any new shares that we issue, nor will holders of our shares of common stock have any preference, conversion, exchange, sinking fund, redemption or appraisal rights. Our common stock shall be non-assessable by us upon our receipt of the consideration for which our board of directors authorized its issuance.
Our board of directors has authorized the issuance of shares of our capital stock without certificates. We do not expect to issue shares in certificated form. Information regarding restrictions on the transferability of our shares that, under Maryland law, would otherwise have been required to appear on our share certificates will instead be furnished to stockholders upon request and without charge.
These requests should be delivered or mailed to:

•	Regular mail: KBS Strategic Opportunity REIT II, Inc., c/o DST Systems, Inc., P.O. Box 219015, Kansas City, MO 64121-9015.

•	Overnight mail: KBS Strategic Opportunity REIT II, Inc., c/o DST Systems, Inc., 430 W. 7th Street, Kansas City, MO 64105.

•	Telephone: (866) 584-1381.
We maintain a stock ledger that contains the name and address of each stockholder and the number of shares that the stockholder holds. With respect to uncertificated stock, we will continue to treat the stockholder registered on our stock ledger as the owner of the shares until the new owner delivers a properly executed form to us, which form we will provide to any registered holder upon request.
Preferred Stock
Our charter authorizes our board of directors to designate and issue one or more classes or series of preferred stock without approval of our common stockholders. A majority of our conflicts committee who do not have an interest in the transaction must approve any issuance of preferred stock. In addition, our charter empowers our conflicts committee to retain its own legal and financial advisors at the expense of the company. Our board of directors may determine the relative rights, preferences and privileges of each class or series of preferred stock so issued, which may be more beneficial than the rights, preferences and privileges attributable to our common stock. The issuance of preferred stock could have the effect of delaying or preventing a change in control. Our board of directors has no present plans to issue preferred stock but may do so at any time in the future without stockholder approval.

Meetings and Special Voting Requirements
An annual meeting of our stockholders will be held each year, at least 30 days after delivery of our annual report. Special meetings of stockholders may be called only upon the request of a majority of our directors, a majority of our independent directors, our chief executive officer, our president or upon the written request of stockholders holding shares representing at least 10% of the votes entitled to be cast on any issue proposed to be considered at the special meeting. Upon receipt of a written request of common stockholders holding shares representing at least 10% of the votes entitled to be cast stating the purpose of the special meeting, our secretary, within ten days of receipt of such request, will provide all of our stockholders written notice of the meeting and the purpose of such meeting. The meeting must be held not less than 15 days or more than 60 days after the distribution of the notice of the meeting. The presence in person or by proxy of stockholders entitled to cast 50% of all the votes entitled to be cast on any matter at any stockholder meeting constitutes a quorum. Unless otherwise provided by the Maryland General Corporation Law or our charter, the affirmative vote of a majority of all votes cast is necessary to take stockholder action. Under our charter, a majority of the shares entitled to vote and present in person or by proxy at a meeting of stockholders at which a quorum is present is required for the election of the directors at a meeting of stockholders called for that purpose. This means that, of the shares entitled to vote and present in person or by proxy, a director nominee needs to receive affirmative votes from a majority of such shares in order to be elected to our board of directors. Therefore, if a nominee receives fewer “for” votes than “withhold” votes in an election, then the nominee will not be elected.
Our charter provides that the concurrence of our board is not required in order for the common stockholders to amend the charter, dissolve the corporation or remove directors. However, we have been advised that the Maryland General Corporation Law does require board approval in order to amend our charter or dissolve. Without the approval of a majority of the shares of common stock entitled to vote on the matter, our board of directors may not:

•	amend the charter to adversely affect the rights, preferences and privileges of the common stockholders;

•	amend charter provisions relating to director qualifications, fiduciary duties, liability and indemnification, conflicts of interest, investment policies or investment restrictions;

•	cause our liquidation or dissolution after our initial investment;

•	sell all or substantially all of our assets other than in the ordinary course of business; or

•	cause our merger or reorganization.
The term of our advisory agreement with KBS Capital Advisors will end after one year but may be renewed for an unlimited number of successive one-year periods upon the mutual consent of KBS Capital Advisors and us. Our independent directors will annually review our advisory agreement with KBS Capital Advisors. While the stockholders do not have the ability to vote to replace KBS Capital Advisors or to select a new advisor, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote on the election of directors at any meeting of stockholders called expressly for the purpose of removing a director.
Advance Notice for Stockholder Nominations for Directors and Proposals of New Business
In order for a stockholder to nominate a director or propose new business at the annual stockholders’ meeting, our bylaws generally require that the stockholder give notice of the nomination or proposal not less than 90 days prior to the first anniversary of the date of the mailing of the notice for the preceding year’s annual stockholders’ meeting, unless such nomination or proposal is made pursuant to the company’s notice of the meeting or by or at the direction of our board of directors. Our bylaws contain a similar notice requirement in connection with nominations for directors at a special meeting of stockholders called for the purpose of electing one or more directors. Failure to comply with the notice provisions will make stockholders unable to nominate directors or propose new business.
Restriction on Ownership of Shares
Ownership Limit
To maintain our REIT qualification, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (including certain entities treated as individuals under the Internal Revenue Code) during the last half of each taxable year. In addition, at least 100 persons who are independent of us and each other must beneficially own our outstanding shares for at least 335 days per 12-month taxable year or during a proportionate part of a shorter taxable year. Each of the requirements specified in the two preceding sentences shall not apply to any period prior to the second year for which we elect to be taxed as a REIT. We may prohibit certain acquisitions and transfers of shares so as to ensure our continued qualification as a REIT under the Internal Revenue Code. However, we cannot assure our stockholders that this prohibition will be effective.

To help ensure that we meet these tests, our charter prohibits any person or group of persons from acquiring, directly or indirectly, beneficial ownership of more than 9.8% of our aggregate outstanding shares unless exempted by our board of directors. Our board of directors may waive this ownership limit with respect to a particular person if our board receives evidence that ownership in excess of the limit will not jeopardize our REIT status. For purposes of this provision, we treat corporations, partnerships and other entities as single persons.
Any attempted transfer of our shares that, if effective, would result in a violation of our ownership limit or would result in our shares being owned by fewer than 100 persons will be null and void and will cause the number of shares causing the violation to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries. The prohibited transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the attempted transfer. We will designate a trustee of the trust that will not be affiliated with us or the prohibited transferee. We will also name one or more charitable organizations as a beneficiary of the share trust.
Shares held in trust will remain issued and outstanding and will be entitled to the same rights and privileges as all other shares of the same class or series. The prohibited transferee will not benefit economically from any of the shares held in trust, will not have any rights to dividends or distributions and will not have the right to vote or any other rights attributable to the shares held in the trust. The trustee will receive all dividends and distributions on the shares held in trust and will hold such dividends or distributions in trust for the benefit of the charitable beneficiary. The trustee may vote any shares held in trust.
Within 20 days of receiving notice from us that any of our shares have been transferred to the trust for the charitable beneficiary, the trustee will sell those shares to a person designated by the trustee whose ownership of the shares will not violate the above restrictions. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited transferee and to the charitable beneficiary as follows. The prohibited transferee will receive the lesser of (i) the price paid by the prohibited transferee for the shares or, if the prohibited transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g. a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the prohibited transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares have been transferred to the trust, the shares are sold by the prohibited transferee, then (a) the shares shall be deemed to have been sold on behalf of the trust and (b) to the extent that the prohibited transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee upon demand.
In addition, shares held in the trust for the charitable beneficiary will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited transferee.
Any person who acquires or attempts to acquire shares in violation of the foregoing restrictions or who would have owned the shares that were transferred to any such trust must give us immediate written notice of such event, and any person who proposes or attempts to acquire or receive shares in violation of the foregoing restrictions must give us at least 15 days’ written notice prior to such transaction. In both cases, such persons shall provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.
The foregoing restrictions will continue to apply until our board of directors determines it is no longer in our best interest to continue to qualify as a REIT. The ownership limit does not apply to any underwriter in an offering of our shares or to a person or persons exempted from the ownership limit by our board of directors based upon appropriate assurances that our qualification as a REIT would not be jeopardized.
Within 30 days after the end of each taxable year, every owner of 5% (or such lower percentage as required by the Internal Revenue Code or regulations promulgated thereunder) or more of our outstanding capital stock will be asked to deliver to us a statement setting forth the number of shares owned directly or indirectly by such person and a description of how such person holds the shares. Each such owner shall also provide us with such additional information as we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with our ownership limit.

These restrictions could delay, defer or prevent a transaction or change in control of our company that might involve a premium price for our shares of common stock or otherwise be in the best interests of our stockholders.
Suitability Standards
State securities laws and our charter require that purchasers of our common stock meet standards regarding net worth or income. These standards are described above at “Suitability Standards” immediately following the cover page of this prospectus. Subsequent purchasers, i.e., potential purchasers of your shares, must also meet the net worth or income standards. These suitability requirements are applicable until our shares of common stock are listed on a national securities exchange, and these requirements may make it more difficult for you to sell your shares. All sales must also comply with applicable state and federal securities laws.
Distributions
We currently expect our board of directors to declare stock dividends on a set monthly basis based on a record date as of the end of the month. Especially during the early stages of our operations and until our cash flows stabilize, our board of directors believes the declaration of stock dividends is in our best interest because it will allow us to focus on our investment strategy of investing in opportunistic real estate investments that may generate limited cash flow but have the potential for appreciation. These stock dividends may reflect in part an increase or anticipated increase in portfolio value to the extent our board of directors believes assets in our portfolio have appreciated or will appreciate in value after acquisition or after we have taken control of the assets. In addition, these stock dividends may reflect in part cash flow from operations. However, we can provide no assurances that our stock dividends will reflect appreciation in our portfolio or cash flow from operations. Unless our assets appreciate in an amount sufficient to offset the dilutive effect of any stock dividends, the return per share for later investors purchasing our stock will be below the return per share of earlier investors. With respect to any non-performing assets that we acquire, we believe that within a relatively short time after acquisition or taking control of such investments via foreclosure or deed-in-lieu proceedings, we will often experience an increase in their value. For example, in most instances, we bring financial stability to the property, which reduces uncertainty in the market and alleviates concerns regarding the property’s management, ownership and future. We also may have more capital available for investment in these properties than their prior owners and operators were willing to invest, and as such, we are able to invest in tenant improvements and capital expenditures with respect to such properties, which enables us to attract substantially increased interest from brokers and tenants.
We expect our board of directors to authorize and declare cash distributions based on daily record dates and pay these distributions on a monthly basis. We expect that we will fund these cash distributions from interest income generated by our debt investments, rental and other income generated by our real property investments and to the extent we acquire investments with short maturities or investments that are close to maturity, we may fund distributions with the proceeds received at the maturity, payoff or settlement of those investments. We may also utilize strategic refinancings to fund cash distributions for investments that have appreciated in value after our acquisition.
Generally, our distribution policy is not to pay cash distributions from sources other than cash flow from operations, investment activities and strategic financings. However, we may fund cash distributions from any source and there are no limits to the amount of distributions that we may pay from any source, including proceeds from this offering or the proceeds from the issuance of securities in the future, other third-party borrowings, advances from our advisor or sponsors or from our advisor’s deferral of its fees under the advisory agreement. We have paid distributions in part from financings and expect that in the future we may not pay distributions solely from our cash flow from operations. To the extent that we pay distributions from sources other than our cash flow from operations, we will have less funds available to make investments, the overall return to our stockholders may be reduced and subsequent investors will experience dilution. Distributions paid from sources other than current or accumulated earnings and profits may constitute a return of capital. From time to time, we may generate taxable income greater than our taxable income for financial reporting purposes, or our taxable income may be greater than our cash flow available for distribution to stockholders. In these situations we may pay distributions in excess of our cash flow from operations, investment activities and strategic financings to satisfy the REIT distribution requirement described above. In such an event, we would look first to other third-party borrowings to fund these distributions.
Commencing with the period from March 1, 2016 through March 31, 2016, we began paying regular, monthly cash distributions based on daily record dates. Through September 30, 2018, we had funded a portion of our distributions with cash flows from operations and have continued to fund a portion of our distributions with proceeds from debt financing. Commencing March 2015, our board of directors has declared and issued stock dividends on shares of our common stock, including a one-time stock dividends, quarterly stock dividends and monthly stock dividends. Stock dividends are issued in the same class of shares as the shares for which such stockholder received the stock dividend.

We expect to fund cash distributions from interest and rental and other income generated by our investments, the maturity, payoff or settlement of investments and from strategic sales of loans, debt securities, properties and other assets as well as the strategic use of debt financing as described above. We do not expect to make significant asset sales (and related cash distributions from net sales proceeds) during our offering stage because, as a REIT, we will generally have to hold our assets for two years in order to meet the safe harbor to avoid a 100% prohibited transactions tax, unless such assets are held through a TRS or other taxable corporation. At such time as we have assets that we have held for at least two years, we anticipate that we may authorize and declare distributions based on gains on asset sales monthly, to the extent we close on the sale of one or more assets and our board of directors does not determine to reinvest the proceeds of such sales.
Over the long-term, we expect that a greater percentage of our distributions will be paid from cash flow from operations (except with respect to distributions related to sales of our assets and distributions related to the repayment of principal under real estate-related investments). Our operating performance cannot be accurately predicted and may deteriorate in the future due to numerous factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 9, 2018 and incorporated herein by reference. Those factors include: our ability to raise capital to make additional investments; the future operating performance of our current and future real estate investments in the existing real estate and financial environment; our advisor’s ability to identify additional real estate investments that are suitable to execute our investment objectives; the success and economic viability of our tenants; the ability of our borrowers and their sponsors to make their debt service payments and/or to repay their loans upon maturity; our ability to refinance existing indebtedness at comparable terms; changes in interest rates on any variable rate debt obligations we incur; and the level of participation in our dividend reinvestment plan. In the event our cash flow from operations decreases in the future, the level of our distributions may also decrease. In addition, future distributions declared and paid may exceed cash flow from operations.
To maintain our qualification as a REIT, we must make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). If we meet the REIT qualification requirements, we generally will not be subject to federal income tax on the income that we distribute to our stockholders each year. See “Material Federal Income Tax Considerations - Taxation of KBS Strategic Opportunity REIT II - Annual Distribution Requirements.” In general, we anticipate making distributions to our stockholders of at least 100% of our REIT taxable income so that none of our income is subject to federal income tax. Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant.
Distributions that our stockholders receive, including distributions that are reinvested pursuant to our dividend reinvestment plan, will be taxed as ordinary income to the extent they are from current or accumulated earnings and profits. Participants in our dividend reinvestment plan will also be treated for tax purposes as having received an additional distribution to the extent that they purchase shares under our dividend reinvestment plan at a discount to fair market value, if any. As a result, participants in our dividend reinvestment plan may have tax liability with respect to their share of our taxable income, but they will not receive cash distributions to pay such liability.
To the extent any portion of a stockholder’s distribution is not from current or accumulated earnings and profits, it will not be subject to tax immediately; it will be considered a return of capital for tax purposes and will reduce the tax basis of the stockholder’s investment (and potentially result in taxable gain upon the stockholder’s sale of the stock). During the first few years of our operations, we expect that portions of our distributions will not be funded from current or accumulated earnings and profits and will therefore be considered a return of capital. Distributions that constitute a return of capital, in effect, defer a portion of a stockholder’s tax until the stockholder’s investment is sold or we are liquidated, at which time the stockholder will be taxed at capital gains rates. However, because each investor’s tax considerations are different, we suggest that stockholders consult with their tax advisor.
We believe that any stock dividends should be tax-free transactions for U.S. federal income tax purposes under Section 305(a) of the Internal Revenue Code of 1986, as amended, and the adjusted tax basis of each share of “old” and “new” common stock should be computed by dividing the adjusted tax basis of the old common stock by the total number of shares, old and new. The holding period of the common stock received in such non-taxable distribution is expected to begin on the date the taxpayer acquired the common stock on which such stock dividend is being issued. Stockholders should consult their own tax advisors regarding the tax consequences of any stock dividends.
We have not established a minimum distribution level, and our charter does not require that we make distributions to our stockholders.

Inspection of Books and Records
Under Maryland law, a stockholder is entitled to inspect and copy (at all reasonable times) the following corporate documents: bylaws, minutes of the proceedings of stockholders, annual statements of affairs, voting trust agreements and stock records for certain specified periods. In addition, within seven days after a request for such documents is presented to an officer or our resident agent, we will have the requested documents available on file at our principal office. As a part of our books and records, we will maintain at our principal office an alphabetical list of the names of our common stockholders, along with their addresses and telephone numbers and the number of shares of common stock held by each of them. We will update this stockholder list at least quarterly and it will be available for inspection at our principal office by a common stockholder or his or her designated agent upon request of the stockholder. We will also mail this list to any common stockholder within ten days of receipt of his or her request. We may impose a reasonable charge for expenses incurred in reproducing such list. Stockholders, however, may not sell or use this list for commercial purposes. The purposes for which stockholders may request this list include matters relating to their voting rights.
If our advisor or our board of directors neglects or refuses to exhibit, produce or mail a copy of the stockholder list as requested, our advisor and/or board, as the case may be, shall be liable to the common stockholder requesting the list for the costs, including attorneys’ fees, incurred by that stockholder for compelling the production of the stockholder list and any actual damages suffered by any common stockholder for the neglect or refusal to produce the list. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the stockholder list is not for a proper purpose but is instead for the purpose of securing such list of stockholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a stockholder relative to the affairs of our company. We may require that the stockholder requesting the stockholder list represent that the request is not for a commercial purpose unrelated to the stockholder’s interest in our company. The remedies provided by our charter to stockholders requesting copies of the stockholder list are in addition to, and do not in any way limit, other remedies available to stockholders under federal law, or the law of any state.
Business Combinations
Under the Maryland General Corporation Law, business combinations between a Maryland corporation and an interested stockholder or the interested stockholder’s affiliate are prohibited for five years after the most recent date on which the stockholder becomes an interested stockholder. For this purpose, the term “business combination” includes mergers, consolidations, share exchanges, asset transfers and issuances or reclassifications of equity securities. An “interested stockholder” is defined for this purpose as: (i) any person who beneficially owns 10% or more of the voting power of the corporation’s shares or (ii) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.
After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting shares of the corporation other than shares held by the interested stockholder or its affiliate with whom the business combination is to be effected, or held by an affiliate or associate of the interested stockholder.
These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the Maryland General Corporation Law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
None of these provisions of the Maryland General Corporation Law will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder. We have opted out of these provisions by resolution of our board of directors. However, our board of directors may, by resolution, opt in to the business combination statute in the future.

Control Share Acquisitions
The Maryland General Corporation Law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation or an employee of the corporation who is also a director of the corporation are excluded from the vote on whether to accord voting rights to the control shares. “Control shares” are voting shares that, if aggregated with all other shares owned by the acquirer or with respect to which the acquirer has the right to vote or to direct the voting of, other than solely by virtue of revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.
Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Except as otherwise specified in the statute, a “control share acquisition” means the acquisition of control shares.
Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and has satisfied other required conditions, the person may compel the board of directors to call a special meeting of stockholders to be held within 50 days of the demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved for the control shares at the meeting or if the acquiring person does not deliver an “acquiring person statement” for the control shares as required by the statute, the corporation may redeem any or all of the control shares for their fair value, except for control shares for which voting rights have previously been approved. Fair value is to be determined for this purpose without regard to the absence of voting rights for the control shares, and is to be determined as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights for control shares are considered and not approved.
If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.
The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation.
Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.
Subtitle 8
Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Exchange Act, and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the five provisions of the statute:

•	a classified board,

•	a two-thirds vote requirement for removing a director,

•	a requirement that the number of directors be fixed only by vote of the directors,

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred, and

•	a majority requirement for the calling of a special meeting of stockholders.
Through provisions in our bylaws unrelated to Subtitle 8, we already vest in our board of directors the exclusive power to fix the number of directorships. Our bylaws may be amended by our stockholders or our board of directors.

Tender Offers by Stockholders
Our charter provides that any tender offer made by a stockholder, including any “mini-tender” offer, must comply with certain notice and disclosure requirements. These procedural requirements with respect to tender offers apply to any widespread solicitation for shares of our stock at firm prices for a limited time period.
In order for one of our stockholders to conduct a tender offer to another stockholder, our charter requires that the stockholder comply with Regulation 14D of the Exchange Act, and provide us notice of such tender offer at least 10 business days before initiating the tender offer. Pursuant to our charter, Regulation 14D would require any stockholder initiating a tender offer to provide:

•	Specific disclosure to stockholders focusing on the terms of the offer and information about the bidder;

•	The ability to allow stockholders to withdraw tendered shares while the offer remains open;

•	The right to have tendered shares accepted on a pro rata basis throughout the term of the offer if the offer is for less than all of our shares; and

•	That all stockholders of the subject class of shares be treated equally.
In addition to the foregoing, there are certain ramifications to stockholders should they attempt to conduct a noncompliant tender offer. If any stockholder initiates a tender offer without complying with the provisions set forth above, all tendering stockholders will have the opportunity to rescind the tender of their shares to the non-complying offer or within 30 days of our provision of a position statement on such non-compliant tender offer to stockholder. The noncomplying stockholder shall also be responsible for all of our expenses in connection with that stockholder’s noncompliance.
Share Redemption Program
Our board of directors has adopted a share redemption program that may enable you to sell your shares of common stock to us in limited circumstances. However, our share redemption program includes numerous restrictions that limit our stockholders’ ability to sell their shares. In its sole discretion, our board of directors could choose to terminate or suspend the program or to amend its provisions without stockholder approval. The following discussion summarizes the principal terms of our share redemption program.
Redemption Price
Unless the shares are being redeemed in connection with a Special Redemption, the prices at which we will redeem the shares is as follows:

•	For those shares held by the redeeming stockholder for at least one year, 92.5% of our most recent estimated NAV per share as of the applicable redemption date;

•	For those shares held by the redeeming stockholder for at least two years, 95.0% of our most recent estimated NAV per share as of the applicable redemption date;

•	For those shares held by the redeeming stockholder for at least three years, 97.5% of our most recent estimated NAV per share as of the applicable redemption date; and

•	For those shares held by the redeeming stockholder for at least four years, 100% of our most recent estimated NAV per share as of the applicable redemption date.
On June 6, 2017, our board of directors approved an estimated NAV per share of our common stock of $9.05 based on the estimated value of our assets less the estimated value of our liabilities, divided by the number of shares outstanding, all as of March 31, 2017, see “Determination of Estimated Net Asset Value Per Share.”
For purposes of determining the time period a redeeming stockholder has held each share submitted for redemption, the time period begins as of the date the stockholder acquired the shares; provided further, that shares purchased by the redeeming stockholder pursuant to our dividend reinvestment plan or received as a stock dividend will be deemed to have been acquired on the same date as the initial share to which our dividend reinvestment plan shares or stock dividend shares relate. The date of the share’s original issuance by us is not determinative. In addition, as described above, the shares owned by a stockholder may be redeemed at different prices depending on how long the stockholder has held each share submitted for redemption.

Limitations on Redemption
There are several limitations on our ability to redeem shares under the program:

•	Unless the shares are being redeemed in connection with a Special Redemption, we may not redeem shares unless the stockholder has held the shares for one year.

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During each calendar year, redemptions are limited to the amount of net proceeds from the sale of shares under our dividend reinvestment plan during the prior calendar year. Notwithstanding the foregoing, the share redemption program provides up to $500,000 in additional funds to redeem a qualifying stockholder’s shares if the shares are being redeemed in connection with a Special Redemption. For purposes of determining the amount of funds available for redemption under the share redemption program, redemptions for a Special Redemption are to be made first from this $500,000. This restriction may significantly limit your ability to have your shares redeemed pursuant to our share redemption program because initial distributions have been in the form of stock dividends and, particularly during our offering stage, we do not expect to have cash flow sufficient to pay significant cash distributions, which would in turn severely limit redemptions during the next calendar year.

•	During any calendar year, we may redeem no more than 5% of the weighted‑average number of shares outstanding during the prior calendar year.

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We have no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

Procedures for Redemption
We will redeem shares on the last business day of each month, except that the first redemption date following our announcement of an updated estimated NAV per share shall be no less than ten business days after our notification to stockholders of such estimated NAV per share in a filing with the SEC and the redemption date shall be set forth in such filing. The program administrator must receive our stockholders’ written request for redemption at least five business days before the redemption date in order for us to repurchase their shares on the redemption date. If we could not repurchase all shares presented for redemption in any month, we would attempt to honor redemption requests on a pro rata basis, except that if a pro rata redemption would result in the stockholder owning less than the minimum purchase amount described in our currently effective, or our most recently effective, registration statement, as such registration statement has been amended or supplemented, then we will redeem all of such stockholder’s shares.
If we did not completely satisfy a stockholder’s redemption request on a redemption date because the program administrator did not receive the request in time, because of the limitations on redemptions set forth in the program or because of a suspension of the program, we would treat the unsatisfied portion of the redemption request as a request for redemption at the next redemption date funds are available for redemption or at the next redemption date after the resumption of our share redemption program unless the stockholder withdrew his or her request before the next date for redemptions. Any stockholder could withdraw a redemption request upon written notice to the program administrator if such notice were received by us at least five business days before the redemption date.
Upon a transfer of shares any pending redemption requests with respect to such transferred shares will be canceled as of the date the transfer is accepted by us.  Stockholders wishing to continue to have a redemption request related to any transferred shares considered by us must resubmit their redemption request. Upon a transfer of shares any pending redemption requests with respect to such transferred shares will be canceled as of the date the transfer is accepted by us. Stockholders wishing to continue to have a redemption request related to any transferred shares considered by us must resubmit their redemption request.
Special Redemptions
In several respects we would treat redemptions sought upon a stockholder’s death, qualifying disability or determination of incompetence (each as defined in the program and collectively, “Special Redemptions”), differently from other redemptions:

•	there is no one-year holding requirement;

•	the redemption price is the estimated NAV per share as of the redemption date.

In order for a disability to entitle a stockholder to the Special Redemption terms described above (i.e. to be a “qualifying disability”), (i) the stockholder would have to receive a determination of disability based upon a physical or mental condition or impairment arising after the date the stockholder acquired the shares to be redeemed and (ii) such determination of disability would have to be made by the governmental agency responsible for reviewing the disability retirement benefits that the stockholder could be eligible to receive, which we refer to as the applicable governmental agencies. The applicable governmental agencies would be limited to the following: (a) if the stockholder paid Social Security taxes and, therefore, could be eligible to receive Social Security disability benefits, then the applicable governmental agency would be the Social Security Administration or the agency charged with responsibility for administering Social Security disability benefits at that time if other than the Social Security Administration; (b) if the stockholder did not pay Social Security taxes and, therefore, could not be eligible to receive Social Security disability benefits, but the stockholder could be eligible to receive disability benefits under the Civil Service Retirement System, or CSRS, then the applicable governmental agency would be the U.S. Office of Personnel Management or the agency charged with responsibility for administering CSRS benefits at that time if other than the Office of Personnel Management; or (c) if the stockholder did not pay Social Security taxes and therefore could not be eligible to receive Social Security benefits but suffered a disability that resulted in the stockholder’s discharge from military service under conditions that were other than dishonorable and, therefore, could be eligible to receive military disability benefits, then the applicable governmental agency would be the Department of Veterans Affairs or the agency charged with the responsibility for administering military disability benefits at that time if other than the Department of Veterans Affairs.
Disability determinations by governmental agencies for purposes other than those listed above, including but not limited to worker’s compensation insurance, administration or enforcement of the Rehabilitation Act or Americans with Disabilities Act, or waiver of insurance premiums would not entitle a stockholder to the special redemption terms described above. Redemption requests following an award by the applicable governmental agency of disability benefits would have to be accompanied by: (i) the investor’s initial application for disability benefits and (ii) a Social Security Administration Notice of Award, a U.S. Office of Personnel Management determination of disability under CSRS, a Department of Veterans Affairs record of disability-related discharge or such other documentation issued by the applicable governmental agency that we would deem acceptable and would demonstrate an award of the disability benefits.
We understand that the following disabilities do not entitle a worker to Social Security disability benefits:

•	disabilities occurring after the legal retirement age; and

•	disabilities that do not render a worker incapable of performing substantial gainful activity.
Therefore, such disabilities would not qualify for the Special Redemption terms, except in the limited circumstances when the investor would be awarded disability benefits by the other applicable governmental agencies described above.
In order for a determination of incompetence or incapacitation, which we refer to as a “determination of incompetence,” to entitle a stockholder to the Special Redemption terms, a state or federal court located in the United States must declare, determine or find the stockholder to be (i) mentally incompetent to enter into a contract, to prepare a will or to make medical decisions or (ii) mentally incapacitated. In both cases such determination must be made by the court after the date the stockholder acquired the shares to be redeemed. A determination of incompetence or incapacitation by any other person or entity, or for any purpose other than those listed above, will not entitle a stockholder to the Special Redemption terms. Redemption requests following a determination of incompetence must be accompanied by the court order, determination or certificate declaring the stockholder incompetent or incapacitated.
Amendment, Suspension or Termination of Program and Notice
In its sole discretion, our board of directors may amend, suspend or terminate our share redemption program without stockholder approval upon 30 days’ notice to our stockholders, provided that we may increase or decrease the funding available for the redemption of shares pursuant to the program upon ten business days’ notice to our stockholders. We may provide notice by including such information (i) in a separate mailing to the stockholders, or (ii) in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC.
Our share redemption program provides stockholders only a limited ability to redeem shares for cash until a secondary market develops for our shares, at which time the program would terminate. No such market presently exists, and we cannot assure our stockholders that any market for their shares will ever develop.

Qualifying stockholders who desire to redeem their shares would have to give written notice to us by completing a redemption request form and returning it to us as follows:

•	Regular mail: KBS Strategic Opportunity REIT II, Inc., c/o DST Systems, Inc., P.O. Box 219015, Kansas City, MO 64121-9015.

•	Overnight mail: KBS Strategic Opportunity REIT II, Inc., c/o DST Systems, Inc., 430 W. 7th Street, Kansas City, MO 64105.
Redemption request forms are available by contacting a financial advisor or by calling (866) 527-4264.
Registrar and Transfer Agent
We have engaged DST Systems, Inc. to serve as the registrar and transfer agent for our common stock.
To ensure that any account changes or updates are made promptly and accurately, all changes and updates should be directed to the transfer agent, including any change to a stockholder’s address, ownership type, distribution mailing address, or dividend reinvestment plan election, as well as stockholder redemption requests under our share redemption program.
Restrictions on Roll-Up Transactions
A Roll-up Transaction is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance of securities of an entity that is created or would survive after the successful completion of a Roll-up Transaction, which we refer to as a Roll-up Entity. This term does not include:

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a transaction involving our securities that have been for at least 12 months listed on a national securities exchange or traded through the National Association of Securities Dealers Automated Quotation National Market System; or

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a transaction involving only our conversion into a trust or association if, as a consequence of the transaction, there will be no significant adverse change in the voting rights of our common stockholders, the term of our existence, the compensation to our advisor or our investment objectives.

In connection with any proposed Roll-up Transaction, an appraisal of all our assets will be obtained from a competent independent expert. Our assets will be appraised on a consistent basis, and the appraisal will be based on an evaluation of all relevant information and will indicate the value of our assets as of a date immediately preceding the announcement of the proposed Roll-up Transaction. If the appraisal will be included in a prospectus used to offer the securities of a Roll-Up Entity, the appraisal will be filed with the SEC and, if applicable, the states in which registration of such securities is sought, as an exhibit to the registration statement for the offering. The appraisal will assume an orderly liquidation of assets over a 12-month period. The terms of the engagement of the independent expert will clearly state that the engagement is for our benefit and the benefit of our stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, will be included in a report to our stockholders in connection with any proposed Roll-up Transaction.
In connection with a proposed Roll-up Transaction, the person sponsoring the Roll-up Transaction must offer to our common stockholders who vote “no” on the proposal the choice of:

(i)	accepting the securities of the Roll-up Entity offered in the proposed Roll-up Transaction; or

(ii)	one of the following:

(a)	remaining as common stockholders of us and preserving their interests in us on the same terms and conditions as existed previously; or

(b)	receiving cash in an amount equal to the stockholders’ pro rata share of the appraised value of our net assets.

We are prohibited from participating in any proposed Roll-up Transaction:

•
that would result in our common stockholders having democracy rights in a Roll-up Entity that are less than those provided in our charter and bylaws with respect to the election and removal of directors and the other voting rights of our common stockholders, annual reports, annual and special meetings of common stockholders, the amendment of our charter and our dissolution;

•
that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-up Entity, or that would limit the ability of an investor to exercise the voting rights of its securities of the Roll-up Entity on the basis of the number of shares of common stock that such investor had held in us;

•
in which investors’ rights of access to the records of the Roll-up Entity would be less than those provided in our charter and described in the section of this prospectus entitled “Description of Shares-Meetings and Special Voting Requirements”; or

•	in which any of the costs of the Roll-up Transaction would be borne by us if the Roll-up Transaction would not be approved by our common stockholders.

LIMITED LIABILITY AND INDEMNIFICATION OF
DIRECTORS, OFFICERS, EMPLOYEES AND OTHER AGENTS
To the extent permitted by Maryland law, our charter limits the liability of our directors and officers to us and our stockholders for monetary damages, and requires us to indemnify our directors, officers, KBS Capital Advisors and its affiliates for losses they may incur by reason of their service in that capacity if all of the following conditions are met:

•	the party seeking exculpation or indemnification has determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests;

•	the party seeking exculpation or indemnification was acting on our behalf or performing services for us;

•	in the case of an independent director, the liability or loss was not the result of gross negligence or willful misconduct by the independent director;

•
in the case of a non-independent director, KBS Capital Advisors or one of its affiliates, the liability or loss was not the result of negligence or misconduct by the party seeking exculpation or indemnification; and

•	the indemnification is recoverable only out of our net assets and not from the common stockholders.
The SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable. Furthermore, our charter prohibits the indemnification of our directors, KBS Capital Advisors, its affiliates or any person acting as a broker-dealer for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•
a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.

Our charter further provides that the advancement of funds to our directors and to KBS Capital Advisors and its affiliates for reasonable legal expenses and other costs incurred in advance of the final disposition of a proceeding for which indemnification is being sought is permissible only if (in addition to the procedures required by Maryland law) all of the following conditions are satisfied: the proceeding relates to acts or omissions with respect to the performance of duties or services on our behalf; the legal proceeding was initiated by a third party who is not a common stockholder or, if by a common stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and the person seeking the advancement undertakes to repay the amount paid or reimbursed by us, together with the applicable legal rate of interest thereon, if it is ultimately determined that such person is not entitled to indemnification.
We, together with certain KBS-affiliated entities, have entered into an errors and omissions and directors and officers liability insurance program where the lower tiers of such insurance coverage are shared. Through this program, we have purchased and maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability.

LEGAL MATTERS
The validity of the shares of our common stock being offered hereby has been passed upon for us by DLA Piper LLP (US), Raleigh, North Carolina. DLA Piper LLP (US) also reviewed the statements relating to certain federal income tax matters that are likely to be material to U.S. holders of our common stock under the caption “Description of Dividend Reinvestment Plan - Tax Consequences of Participation” and under “Material Federal Income Tax Considerations” and has passed upon our qualification as a REIT for federal income tax purposes.

EXPERTS
The consolidated financial statements of KBS Strategic Opportunity REIT II, Inc. appearing in KBS Strategic Opportunity REIT II, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2017 (including the schedule appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The statement of revenue over certain operating expenses of Oakland City Center for the year ended December 31, 2016, incorporated by reference in this prospectus from KBS Strategic Opportunity REIT II, Inc.’s Current Report on Form 8-K/A, filed with the SEC on September 29, 2017 has been audited by Squar Milner LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statement is incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
Duff & Phelps, an independent third party real estate valuation firm, appraised each of the Appraised Properties. As further described in this prospectus, our advisor used the appraisal reports prepared by Duff & Phelps to calculate and recommend an estimated NAV per share of our common stock.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. Further, any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.
The following documents filed with the SEC are incorporated by reference in this prospectus (Commission File No. 333-192331), except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 9, 2018;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 11, 2018;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the SEC on August 10, 2018;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed with the SEC on November 9, 2018;

•	Current Report on Form 8-K/A filed with the SEC on September 29, 2017;

•	Current Report on Form 8-K filed with the SEC on November 28, 2018;

•	Current Report on Form 8-K filed with the SEC on October 10, 2018; and

•	The description of our common stock contained in our Registration Statement on Form 8-A12G (Reg. No. 000-55424), filed with the SEC on April 16, 2015

•	The amended description of our common stock contained in our Registration Statement on Form 8-A12G/A (Reg. No. 000-55424), filed with the SEC on April 28, 2017
All documents filed by KBS Strategic Opportunity REIT II pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering of the securities made hereby shall be deemed to be incorporated by reference into this prospectus.
We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any document incorporated herein by reference (or incorporated into the documents that this prospectus incorporates by reference). To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write us at:
KBS Capital Markets Group
800 Newport Center Drive, Suite 700
Newport Beach, California 92660
Telephone: (866) 527-4264
The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION
We are required to file annual, quarterly and current reports and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov. We have filed with the SEC a registration statement relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

APPENDIX A
FOURTH AMENDED AND RESTATED
DIVIDEND REINVESTMENT PLAN
Adopted May 18, 2017

KBS Strategic Opportunity REIT II, Inc., a Maryland corporation (the “Company”), has adopted a Fourth Amended and Restated Dividend Reinvestment Plan (the “DRP”), the terms and conditions of which are set forth below. Capitalized terms shall have the same meaning as set forth in the Company’s charter, as amended and supplemented, unless otherwise defined herein.

1.	Amount of Shares Issuable. Up to an aggregate of 76,366,006 shares in any combination of Class A and Class T Common Stock (the “Shares”) is authorized for issuance under the DRP.

2.
Participants. “Participants” are holders of the Company’s shares of any class of Common Stock who elect to participate in the DRP regardless of the offering in which such Participant acquired their shares.

3.
Dividend Reinvestment. Exclusive of dividends and other distributions that the Company’s board of directors designates as ineligible for reinvestment through this DRP, the Company will apply that portion (as designated by a Participant) of the dividends and other distributions (“Distributions”) declared and paid in respect of a Participant’s shares of any class of Common Stock to the purchase of additional Shares for such Participant. Purchases will be in the same class of Shares as the shares for which such Participant received the distributions that are being reinvested. The Company will not pay selling commissions or dealer manager fees on the Shares purchased in the DRP. No stockholder servicing fee will be paid with respect to Shares of Class T Common Stock purchased through this DRP; however, the stockholder servicing fee payable by the Company with respect to shares of Class T Common Stock purchased in a primary offering will be allocated to all shares of Class T Common Stock as a class expense. The stockholder servicing fee therefore will impact the distributions payable on all shares of Class T Common Stock and may impact the NAV of all shares of Class T Common Stock if the amount of the stockholder servicing fee payable on the shares of Class T Common Stock sold in a primary offering exceeds amounts available for distribution to holders of shares of Class A Common Stock.

4.
Procedures for Participation. Qualifying stockholders may elect to become Participants or to increase participation in the DRP by completing and executing the Subscription Agreement, an enrollment form or any other Company-approved authorization form as may be available from the dealer manager or participating broker-dealers. Participation in the DRP will begin with the next Distribution payable after receipt of a Participant’s subscription agreement, enrollment form or other Company approved authorization form.

5.Purchase of Shares.

a.	Shares will be purchased on the date that the Company makes a Distribution. Distributions will be paid upon the terms as authorized and declared by the Company’s board of directors.

b.
Until the Company announces an estimated net asset value per share, Participants will acquire Shares at a price per share equal to 95% of the then-current offering price for shares in the primary portion of the Company’s current offering (ignoring any discounts that may be available to certain categories of purchasers).

c.
Upon the Company’s announcement, whether in a separate mailing to stockholders, a public filing with the Securities and Exchange Commission (the “SEC”) or otherwise, that the Company has established an estimated net asset value per share, Participants will acquire the Shares at a price equal to the estimated net asset value per share, as estimated by the Company’s board of directors.

d.
Participants in the DRP may purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares. However, a Participant will not be able to purchase Shares under the DRP to the extent such purchase would cause it to exceed limits set forth in the Company’s charter, as amended.

6.
Taxation of Distributions. The reinvestment of Distributions in the DRP does not relieve Participants of any taxes that may be payable as a result of those Distributions and their reinvestment pursuant to the terms of this DRP.

7.	Share Certificates. The Shares issuable under the DRP shall be uncertificated until the board of directors determines otherwise.

8.
Voting of DRP Shares. In connection with any matter requiring the vote of the Company’s stockholders, each Participant will be entitled to vote all Shares, including fractional Shares, acquired by the Participant through the DRP.

A-1

9.
Reports. Within 90 days after the end of the calendar year, the Company shall provide each Participant with (i) an individualized report on the Participant’s investment, including the purchase date(s), purchase price and number of shares owned, as well as the amount of Distributions received during the prior year; and (ii) all material information regarding the DRP and the effect of reinvesting distributions, including the tax consequences thereof. The Company shall provide such information reasonably requested by the dealer manager or a participating broker-dealer, in order for the dealer manager or participating broker-dealer to meet its obligations to deliver written notification to Participants of the information required by Rule 10b-10(b) promulgated under the Securities Exchange Act of 1934.

10.
Termination by Participant. A Participant may terminate participation in the DRP at any time by delivering to the Company a written notice. To be effective for any Distribution, such notice must be received by the Company at least four business days prior to the payment of the Distribution. Notwithstanding the preceding sentence, if the Company announces, whether in a mailing to stockholders, a public filing with the SEC or otherwise, a new purchase price for Shares under the DRP, then a Participant shall have no less than two business days after the date of such announcement to notify the Company in writing of Participant’s termination of participation in the DRP and Participant’s termination will be effective for the next date Shares are purchased under the DRP. Any transfer of shares by a Participant will terminate participation in the DRP with respect to the transferred shares. Upon termination of DRP participation, Distributions will be distributed to the stockholder in cash.

11.
Amendment or Termination of DRP by the Company. The Company may amend or terminate the DRP for any reason at any time upon ten days’ notice to the Participants. The Company may provide notice by including such information (a) in a Current Report on Form 8-K or in its annual or quarterly reports, all publicly filed with the SEC, or (b) in a separate mailing to Participants.

12.	Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act.

13.	Governing Law. The DRP shall be governed by the laws of the State of Maryland.

A-2

We have not authorized any dealer, salesperson or other individual to give any information or to make any representations that are not contained in this prospectus. If any such information or statements are given or made, you should not rely upon such information or representation. This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. This prospectus speaks as of the date set forth below. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct as of any time subsequent to the date of this prospectus.

Page
Suitability Standards	i
Cautionary Note Regarding Forward-Looking Statements	1
Prospectus Summary	3
Risk Factors	8
Estimated Use of Proceeds	9
Selected Financial Data	10
Determination of Estimated Net Asset Value Per Share	11
Description of Dividend Reinvestment Plan	19
Material Federal Income Tax Considerations	21
Plan of Distribution	45
Description of Shares	47
Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents	59
Legal Matters	60
Experts	61
Incorporation of Certain Information by Reference	62
Where You Can Find More Information	63
Appendix A – Fourth Amended and Restated Dividend Reinvestment Plan	A-1

Our shares are not FDIC insured, may lose value and are not bank guaranteed.

KBS STRATEGIC OPPORTUNITY REIT II, INC.

76,366,006 Shares of Common Stock

PROSPECTUS

November 28, 2018

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
The following table sets forth the costs and expenses payable by KBS Strategic Opportunity REIT II, Inc. (the “Company”) in connection with the distribution of the securities registered under the Company’s dividend reinvestment plan. All amounts are estimated except the SEC registration fee.

Item	Amount
SEC registration fee	$103,040
FINRA filing fee*	—
Legal fees and expenses	250,000
Blue sky fees and expenses	5,000
Postage, assembling, printing and mailing	664,440
Total	$1,022,480
_____________________
* Maximum FINRA filing fee paid in connection with the primary offering.
Item 15. Indemnification of Directors and Officers
Subject to the significant conditions set forth below, the Company has included in its charter a provision limiting the liability of its directors and officers to the Company and its stockholders for money damages. In addition to the limitations set forth below, under Maryland law such exculpation is not permitted for any liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.
Subject to the significant conditions set forth below, the charter also provides that the Company shall indemnify a director, officer or the advisor or any of its affiliates against any and all losses or liabilities reasonably incurred by them (other than when sued by or in right of the Company) in connection with or by reason of any act or omission performed or omitted to be performed on behalf of the Company in such capacity.
Under the Company’s charter, the Company shall not indemnify a director, the advisor or any of the advisor’s affiliates (each an “Indemnitee”) for any liability or loss suffered by an Indemnitee, nor shall it exculpate an Indemnitee, unless all of the following conditions are met: (i) an Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company; (ii) the Indemnitee was acting on behalf of or performing services for the Company; (iii) such liability or loss was not the result of (A) negligence or misconduct by the Indemnitee, excluding an Independent Director, or (B) gross negligence or willful misconduct by an Independent Director; and (iv) such indemnification or agreement to hold harmless is recoverable only out of the Company’s net assets and not from its common stockholders. Notwithstanding the foregoing, an Indemnitee shall not be indemnified by the Company for any losses, liability or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee; and (iii) a court of competent jurisdiction approves a settlement of the claims against a particular Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission (the “SEC”) and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.
The charter provides that the advancement of Company funds to an Indemnitee for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if (in addition to the procedures required by Maryland law) all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company; (ii) the legal action is initiated by a third party who is not a common stockholder or the legal action is initiated by a common stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and (iii) the Indemnitee undertakes to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, if the Indemnitee is found not to be entitled to indemnification.
It is the position of the SEC that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

The Company, together with certain KBS-affiliated entities, has entered into an errors and omissions and directors and officers liability insurance program where the lower tiers of such insurance coverage are shared. Through this program, the Company has purchased and maintains insurance on behalf of all of its directors and executive officers against liability asserted against or incurred by them in their official capacities with the Company, whether or not the Company is required or has the power to indemnify them against the same liability.
Item 16. Exhibits
The following exhibits are filed as part of this registration statement or incorporated into this registration statement by reference:

Ex.	Description

1.1
Amended and Restated Dealer Manager Agreement, by and between the Company and KBS Capital Markets Group LLC, dated as of February 17, 2016, incorporated by reference to Exhibit 1.1 to the Company’s Current Report on Form 8-K, filed February 22, 2016

4.1	Fourth Amended and Restated Dividend Reinvestment Plan, adopted May 18, 2017, included as Appendix A to the Company’s prospectus

4.2
Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates), incorporated by reference to Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2014, filed September 19, 2014

4.3	Amended and Restated Multiple Class Plan, effective as of May 18, 2017, incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed May 24, 2017

5.1
Opinion of DLA Piper LLP (US) re: legality, incorporated by reference to Exhibit 5.1 to Post-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11 (No. 333-192331), filed February 11, 2016

8.1*	Opinion of DLA Piper LLP (US) re: tax matters

23.1	Consent of DLA Piper LLP (US) (included in Exhibit 5.1 and Exhibit 8.1)

23.2*	Consent of Ernst & Young LLP

23.3*	Consent of Squar Milner LLP

23.4*	Consent of Duff & Phelps, LLC

24.1
Power of Attorney of Keith D. Hall, Peter McMillan III and Stacie K. Yamane, incorporated by reference to the signature page of the Company’s Registration Statement on Form S-11 (No. 333-192331), filed November 14, 2013

24.2	Power of Attorney of Laurent Degryse, incorporated by reference to the signature page of the Company’s Registration Statement on Form S-11 (No. 333-192331), filed May 2, 2014

24.3
Power of Attorney of Kenneth G. Yee, incorporated by reference to the signature page of Post-Effective Amendment No. 10 to the Company’s Registration Statement on Form S-11 (No. 333-192331), filed April 18, 2017

24.4
Power of Attorney of John P. Joliet, incorporated by reference to the signature page of Post-Effective Amendment No. 13 to the Company’s Registration Statement on Form S-11 (No. 333-192331), filed October 4, 2017

99.1	Third Amended and Restated Share Redemption Program, adopted February 16, 2016, incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed February 22, 2016
_____________________

*	Filed herewith

Item 17. Undertakings
(a)    The Company undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (i), (ii) and (iii) above do not apply if the Registration Statement is on Form S-3, and the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.
(b)    The Company undertakes (i) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (ii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(c)    The Company undertakes that, for the purpose of determining liability under the Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(d)    The Company undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(e)    The Company undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on November 28, 2018.

KBS STRATEGIC OPPORTUNITY REIT II, INC.

By:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

*	Chief Executive Officer and Director (Principal Executive Officer)	November 28, 2018
Keith D. Hall
*	Chairman of the Board, President and Director	November 28, 2018
Peter D. McMillan
/s/ Jeffrey K. Waldvogel	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer)	November 28, 2018
Jeffrey K. Waldvogel
*	Chief Accounting Officer (Principal Accounting Officer)	November 28, 2018
Stacie K. Yamane
*	Director	November 28, 2018
Laurent Degryse
*	Director	November 28, 2018
John P. Joliet
*	Director	November 28, 2018
Kenneth G. Yee

*By:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer, Treasurer and Secretary, Attorney-in-Fact